Exhibit 10.1

ASSET PURCHASE AGREEMENT

DATED AS OF DECEMBER 31, 2005

BY AND AMONG

AUTOMATED LOGIC CORPORATION

AUTOMATED LOGIC CONTRACTING SERVICES, INC.

AND

COMFORT SYSTEMS USA, INC.

COMFORT SYSTEMS USA (TWIN CITIES), INC.

UNITED ENVIRONMENTAL SERVICES, L.P.

TABLE OF CONTENTS

i

Schedules and Exhibits

Schedule 1.1(a)(i)	Twin Cities’ Machinery and Equipment
Schedule 1.1(a)(ii)	Twin Cities’ Inventories
Schedule 1.1(a)(iii)	Twin Cities’ Tangible Assets
Schedule 1.1(a)(viii)	Twin Cities’ Contracts
Schedule 1.1(b)	Twin Cities’ Retained Assets
Schedule 1.1(f)	Allocation of Twin Cities Purchase Price
Schedule 1.2(a)(i)	UES’s Machinery and Equipment
Schedule 1.2(a)(ii)	UES’s Inventories
Schedule 1.2(a)(iii)	UES’s Tangible Assets
Schedule 1.2(a)(viii)	UES’s Contracts
Schedule 1.2(b)	UES’s Retained Assets
Schedule 1.2(f)	Allocation of UES Purchase Price
Schedule 2.2(g)	Key Employees of Seller
Schedule 3.9	Transferring Employees
Schedule 3.10	Non-Vested Balances in Defined Contribution Plans
Schedule 4.3	Legal Approvals
Schedule 4.5	Guarantees
Schedule 4.6	Undisclosed Liabilities
Schedule 4.7	Changes
Schedule 4.8(a)	Unpaid Taxes
Schedule 4.8(b)	Tax Returns
Schedule 4.9	Inventory
Schedule 4.10	Receivables
Schedule 4.11	Leases; Encumbrances; Trade Names
Schedule 4.12	Legal Proceedings
Schedule 4.13	Contracts
Schedule 4.14	Governmental Authorizations
Schedule 4.16	Real Property
Schedule 4.17	Related Party Transactions
Schedule 4.18	Labor Relations
Schedule 4.19(a)	Products Liability
Schedule 4.19(b)	Warranties
Schedule 4.19(c)	Insurance
Schedule 4.20	Intellectual Property
Schedule 4.21	Benefit Plans
Schedule 4.22	Environmental Matters
Schedule 4.25	Customer Relations
Schedule 5.3	Legal Approvals

2

Exhibit A	Twin Cities Assumption Agreement
Exhibit B	UES Assumption Agreement
Exhibit C	Transition Services Agreement
Exhibit D	General Warranty Bills of Sale and Instruments of Assignment
Exhibit E	Financial Statements
Exhibit F	Interim Balance Sheet

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of December 31, 2005,  is among Automated Logic Corporation, a Georgia corporation (“ALC”), Automated Logic Contracting Services, Inc., a Delaware corporation (“Buyer”), Comfort Systems USA, Inc., a Delaware corporation (“Comfort Systems”), Comfort Systems USA (Twin Cities), Inc., a Minnesota corporation (“Twin Cities”), and United Environmental Services, L.P., a Texas limited partnership (“UES”).

Twin Cities is a wholly owned subsidiary of Comfort Systems.  UES’s general partner and limited partner are, respectively, Atlas-Accurate Holdings, L.L.C., a Delaware limited liability company, and California Comfort Systems USA, Inc., a California corporation, each of whom is a wholly owned subsidiary of Comfort Systems.  Buyer is a wholly owned subsidiary of ALC.  Twin Cities is in the business of HVAC building controls contracting and services in Minnesota (the “Twin Cities Business”), and UES is in the business of HVAC building controls contracting and services in Texas and Louisiana (the “UES Business”; and collectively with the Twin Cities Business, the “Business”).

Twin Cities desires to sell and assign to Buyer substantially all of Twin Cities’ Business and assets and certain of Twin Cities’ obligations, and Buyer desires to purchase and assume such Business, assets and obligations from Twin Cities.  UES desires to sell and assign to Buyer substantially all of UES’s Business and assets and certain of UES’s obligations, and Buyer desires to purchase and assume such Business, assets and obligations from UES.

As used in this Agreement, “Seller” means each and both of Twin Cities and UES, and the “Comfort Systems Group” means each and every one of Comfort Systems, Twin Cities and UES.  As used in this Agreement, the “ALC Group” means each and both of ALC and Buyer. Certain additional terms used in this Agreement are defined separately in Article VII and are integral to this Agreement.

The ALC Group and the Comfort Systems Group agree as follows:

ARTICLE I
THE SALE AND PURCHASE TRANSACTIONS

1.1.                            The Twin Cities Sale and Purchase Transaction.

(a)                                 Sale and Purchase of the Twin Cities Assets.  Subject to the conditions described in Article II, at Closing, Twin Cities shall sell and transfer to Buyer, and Buyer shall purchase from Twin Cities, free and clear of all Encumbrances other than Permitted Encumbrances, all of Twin Cities’ assets and properties of every kind, nature and description, wherever located and whether real, personal or mixed, tangible or intangible, in electronic form or otherwise, and whether or not having any value for accounting purposes or carried or reflected on or specifically referred to in its books or financial statements, except for the Twin Cities Retained Assets (collectively, the “Twin Cities Assets”).  The Twin Cities Assets shall include the following:

(i)                                    all of Twin Cities’ machinery, equipment, components, parts, tools, spare parts, supplies and materials, including the items identified on Schedule 1.1(a)(i);

(ii)                                all of Twin Cities’ inventories of raw materials, work-in-process, parts, subassemblies and finished goods, and all other materials and supplies to be used or consumed by Twin Cities in the production of finished goods, wherever located and whether or not obsolete or carried on Twin Cities’ books of account, including the items identified on Schedule 1.1(a)(ii);

(iii)                            all of Twin Cities’ other tangible personal property (other than the corporate seal), including office furniture, office equipment and supplies, leasehold improvements (other than leasehold improvements constituting leased property under leases of Real Property disclosed on Schedule 4.16), vehicles and computers, including all hardware and software, including the items identified on Schedule 1.1(a)(iii), excluding those specific assets identified on Schedule 1.1(b);

(iv)                              all of Twin Cities’ fixtures on the Real Property (other than fixtures constituting leased property under leases of Real Property disclosed on Schedule 4.16), and, to the extent not described above, all tangible personal property that is part of the Twin Cities Business and is located at 2611 Hamlin Avenue North, Roseville, Minnesota 55113 as of the Closing Date (other than leased property and consigned property disclosed in the Schedules hereto and goods in transit);

(v)                                  all of Twin Cities’ investments, securities, advance payments, rental deposits, including lease deposits for leases of Real Property disclosed on Schedule 4.16, prepaid items, claims, deferred charges, rights of offset and credits and claims for refund (other than Tax credits and claims for Tax refunds);

(vi)                              all of Twin Cities’ notes receivable, accounts receivable and other rights to payment from customers, including trade accounts receivable from goods shipped, products sold or services rendered (other than notes receivable, accounts receivable and other rights to payment from any Related Party), and the full benefit to all security for such notes receivable, accounts receivable or rights to payment;

(vii)                          all of Twin Cities’ books (other than minute books), records (other than stock records and Tax records), manuals, documents, books of account, whether inscribed on a tangible medium or stored in an electronic or other medium, including sales and credit reports, client and customer lists, literature, brochures, advertising material, maintenance records, service and warranty records, referral sources, research and development records, production records, equipment logs, operating guides and manuals, financial and accounting records (other than Tax records), creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents, wherever located, and copies of all personnel records (other than personnel records that Twin Cities is required by law to retain in its possession);

(viii)                      all of Twin Cities’ rights under Contracts identified on Schedule 1.1(a)(viii), including all of Twin Cities’ vehicle leases, and all outstanding offers and solicitations made to or by Twin Cities identified on Schedule 1.1(a)(viii) and all Contracts, offers and solicitations made or entered into by Twin Cities after the date hereof and on or prior to the Closing Date and not prohibited by the terms of this Agreement;

(ix)                             all of Twin Cities’ intangible rights and property, including goodwill and rights in and to the name “Twin Cities” and in any other tradename, trademark, fictitious name or service mark used in the Twin Cities Business (other than any such tradename, trademark, fictitious name or service mark based on, or relating to, the name “Comfort Systems”, the name “Comfort Systems USA” or the name of any of Comfort Systems’ subsidiaries (other than Seller)) or any variant of any of them, and all applications therefor or registrations thereof, and all other forms of Twin Cities’ Intellectual Property, all research related to the Twin Cities Business conducted by Twin Cities, all of Twin Cities’ development facilities and inventions and work-in-process constituting a part thereof, and all rights to Twin Cities’ Software, telephone numbers, facsimile numbers, e-mail addresses, internet sites, internet addresses and domain names thereof and other listings;

(x)                                 all of Twin Cities’ Governmental Authorizations and all pending applications for issuance or renewal thereof, in each case to the extent transferable;

(xi)                             all of Twin Cities’ other assets that (A) are used by Twin Cities in connection with the Twin Cities Business or (B) are reflected on the Closing Balance Sheet;

(xii)                         all of Twin Cities’ goodwill and the Twin Cities Business as a going concern in Minnesota (but in no event including Twin Cities’ Affiliates’ businesses of engaging in HVAC mechanical contracting or providing HVAC services as a core business, with incidental sales, installation and servicing of HVAC controls); and

(xiii)                     all of Twin Cities’ choses in action, causes of action and judgments, express and implied warranties and existing and inchoate claims, rights and remedies related to any of the foregoing.

If and to the extent that Comfort Systems has any interest in any of the Twin Cities Assets, then, at Closing, Comfort Systems shall sell, transfer and assign all of such interest to Buyer for no additional consideration.  At Closing, Comfort Systems shall execute and deliver to Buyer a confirmatory general warranty bill of sale to such effect.

(b)                                 Twin Cities Retained Assets.  Notwithstanding anything to the contrary in this Agreement, Twin Cities shall retain all of the following assets (collectively, the “Twin Cities Retained Assets”):  (i) all consideration to be delivered to Twin Cities pursuant to, and all other rights of Twin Cities under, this Agreement and the Other Agreements to which Twin Cities is a party; (ii)  Twin Cities’ corporate seal and all of Twin Cities’ minute books, stock records and Tax records; (iii) all of Twin Cities’ claims, choses in action, causes of action and judgments, express and implied warranties and existing and inchoate claims, rights and remedies related to any litigation matter identified on Schedule 4.12 or any other Twin Cities Retained Liabilities; (iv) all of Twin Cities’ cash and cash equivalents, including bank accounts and mutual fund accounts; (v) all of Twin Cities’ rights to the name “Comfort Systems”, the name “Comfort Systems USA” or the name of any of Comfort Systems’ subsidiaries (other than Seller), and all of Twin Cities’ rights to all tradenames, trademarks, fictitious names and service marks based on, or relating to, the name “Comfort Systems”, the name “Comfort Systems USA” or the name of any of Comfort Systems’ subsidiaries (other than Seller); (vi) all of Twin Cities’ tax sharing and similar agreements with Comfort Systems or any of its other subsidiaries and all of Twin

Cities’ other Contracts with Related Parties; (vii) all of Twin Cities’ Tax credits and claims for Tax refunds; (viii) all of Twin Cities’ notes receivable, accounts receivable and other rights to payment from any Related Party; (ix) all shares of capital stock in Twin Cities’ treasury; (x) all of Twin Cities’ Contracts and specific assets identified on Schedule 1.1(b); (xi) all personnel records that Twin Cities is required by law to retain in its possession; and (xii) all of Twin Cities’ rights to insurance proceeds in respect of Retained Liabilities.  Notwithstanding anything to the contrary in this Agreement, none of the Twin Cities Retained Assets shall be included in the Twin Cities Assets.

(c)                                  Assumption of Liabilities.  Subject to the conditions described in Article II, at Closing, Buyer shall, pursuant to an Assumption Agreement substantially in the form of Exhibit A (the “Twin Cities Assumption Agreement”), assume and agree to pay, perform, satisfy and discharge when due, to the extent not theretofore paid, performed, satisfied and discharged, the following known and identifiable liabilities of Twin Cities existing on the Closing Date, except for the Twin Cities Retained Liabilities (collectively, the “Twin Cities Assumed Liabilities”):

(i)                                    all of Twin Cities’ short-term liabilities reflected in the Interim Balance Sheet in the amounts shown thereon;

(ii)                                all of Twin Cities’ short-term liabilities incurred after the Interim Balance Sheet Date in the ordinary course of business in accordance with past practice that are required to be reflected in the Closing Balance Sheet in accordance with GAAP, in the amounts shown thereon, including all short-term liabilities included in Net Asset Value and all orders from Twin Cities’ customers (other than any Liability in respect of any such order arising from any breach or nonperformance thereof prior to the Closing Date);

(iii)                            all of Twin Cities’ liabilities set forth in the terms of the Contracts, offers and solicitations that are identified in Section 1.1(a)(viii) (other than any Liability under any such Contract, offer or solicitation arising from any breach or nonperformance thereof prior to the Closing Date);

(iv)                              all of Twin Cities’ liabilities under Governmental Authorizations and all pending applications for issuance or renewal thereof that (A) are transferable to Buyer hereunder and (B) are either (1) listed on Schedule 4.14 or 4.22 or (2) are obtained or submitted by Twin Cities after the date hereof and on or prior to the Closing Date (other than any Liability under any such Governmental Authorization or application arising from any breach or nonperformance thereof prior to the Closing Date); and

(v)                                  all liabilities of Twin Cities for all transfer, documentary, sales, use and motor vehicle taxes that result from the sale of the Twin Cities Assets pursuant to this Agreement.

(d)                                 Twin Cities Retained Liabilities.  Notwithstanding anything to the contrary in this Agreement, Buyer is not assuming, and shall not assume or in any way undertake to pay, perform, satisfy or discharge, any Liabilities of Twin Cities or any Predecessor existing before, on or after the Closing Date or arising out of any transactions entered into, or any state of facts existing, before, on or after the Closing Date, and whether or not related to or arising out of any of the Twin Cities Assets, except for the Twin Cities Assumed Liabilities (the “Twin Cities Retained Liabilities”), and Twin Cities agrees to pay, perform, satisfy and discharge when due all Twin Cities Retained Liabilities.  Without limiting the foregoing, the term “Twin Cities Retained Liabilities” shall include any and all:

(i)                                    Liabilities of Twin Cities (A) to any Related Party, (B) for or in connection with any dividends, distributions, redemptions or Security Rights with respect to any security of Twin Cities, (C) to indemnify Twin Cities’ officers, directors, employees or agents or (D) arising out of any transaction affecting, or any obligations incurred by, Twin Cities or its officers, directors, employees or agents, after Closing;

(ii)                                Liabilities identified elsewhere in this Agreement as being the responsibility of Twin Cities;

(iii)                            Liabilities of Twin Cities and its Affiliates for any Taxes, whether or not by reason of, or in connection with, the Contemplated Transactions (other than Liabilities for transfer, documentary, sales, use or motor vehicle taxes that (A) result from the sale of the Twin Cities Assets pursuant to this Agreement and (B) constitute Twin Cities Assumed Liabilities), including (1) any Taxes arising as a result of Twin Cities’ operation of its business or ownership of the Twin Cities Assets prior to the Closing Date, (2) any Liability of Twin Cities for Taxes of any person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise, (3) any Taxes that result from the sale of the Twin Cities Assets pursuant to this Agreement (other than Liabilities for transfer, documentary, sales, use or motor vehicle taxes that (y) result from the sale of the Twin Cities Assets pursuant to this Agreement and (z) constitute Twin Cities Assumed Liabilities), and (4) any deferred Taxes of Twin Cities of any kind;

(iv)                              Liabilities under or arising out of or relating to any discontinued operations of Twin Cities, including any remaining Liabilities of Twin Cities or any Predecessor under any purchase and sale agreements effecting such dispositions or agreements ancillary or related thereto;

(v)                                  Liabilities attributable to Twin Cities Retained Assets, including Liabilities (A) for Twin Cities’ checks that are outstanding on the Closing Date and (B) that (1) are incurred after the Interim Balance Sheet Date and (2) are outside the ordinary course of business or not in accordance with past practice;

(vi)                              Liabilities to, under or with respect to any Twin Cities Plan or any Comfort Systems Plan and the administration of any Twin Cities Plan or Comfort Systems Plan;

(vii)                          Liabilities of Twin Cities (A) relating to payroll (to the extent not previously accrued), vacation, sick leave, paid time off, Workers’ Compensation Liabilities, unemployment benefits, disability and occupational diseases of or with respect to any employee or former employee of Twin Cities or any Predecessor, (B) under any employment, severance, retention, change of control or termination agreement with any employee of Twin Cities or any Related Party or (C) arising out of or relating to any employee grievance of any employee or former employee of Twin Cities, in each case whether or not the affected employee is hired by Buyer;

(viii)                      Liabilities of Twin Cities under any Contract, offer or solicitation (other than Liabilities under Contracts, offers and solicitations that constitute Assumed Twin Cities Liabilities);

(ix)                             Liabilities of Twin Cities under any written employment agreement identified on Schedule 4.13 (other than Liabilities under the employment agreement of Don Luhman that constitute Assumed Twin Cities Liabilities);

(x)                                 Liabilities of Twin Cities for or arising out of any Indebtedness;

(xi)                             Liabilities of Twin Cities relating to Legal Proceedings that (A) exist on, or arise after, the Closing Date and (B) relate to transactions entered into, or any state of facts existing, on or before the Closing Date;

(xii)                         Liabilities of Twin Cities (including penalties, fines, levies and assessments) arising out of any violation or breach of, or noncompliance with, any Contracts, Governmental Authorizations or Legal Requirements by Twin Cities or any other person acting as agent for or on behalf of Twin Cities prior to the Closing Date;

(xiii)                     Liabilities of Twin Cities:  (A) for products liability in respect of all products (including products in work-in-process and finished goods inventory on the Closing Date) shipped, distributed, assembled or manufactured by, or any services provided by, Twin Cities prior to the Closing Date (other than any such Liabilities for products liability relating to any product assembled or manufactured by, or any service provided by, ALC or any of its subsidiaries); (B) relating to any recalls of products manufactured by Twin Cities prior to the Closing Date (other than any such Liabilities relating to any product recall and resulting from any product assembled or manufactured by ALC or any of its subsidiaries); and (C) for all express and implied product warranties for all products shipped, distributed, assembled or manufactured by, or any services provided by, Twin Cities (other than any such Liabilities relating to any express or implied product warranty for any product assembled or manufactured by, or any service provided by, ALC or any of its subsidiaries);

(xiv)                       Liabilities of Comfort Systems;

(xv)                           Liabilities of Twin Cities to the extent that Twin Cities or Comfort Systems collects insurance proceeds in respect thereof; and

(xvi)                       Liabilities based on acts or omissions of Twin Cities occurring after the Closing Date.

Notwithstanding anything to the contrary in this Agreement, none of the Twin Cities Retained Liabilities shall be included in the Twin Cities Assumed Liabilities.

(e)                                  Purchase Price.  The purchase price for the Twin Cities Assets shall be $460,000 plus the assumption of the Twin Cities Assumed Liabilities (the “Twin Cities Purchase Price”), as adjusted by the Purchase Price Adjustment.

(f)                                    Allocation of Twin Cities Purchase Price.  The Twin Cities Purchase Price shall be allocated among the Twin Cities Assets in accordance with the allocation set forth in IRS Form 8594 attached as Schedule 1.1(f).  Twin Cities shall timely and properly prepare, execute, file and deliver any and all documents, forms and authorizations (including powers of attorney) as Buyer may reasonably request in order to prepare and report such allocation (including any amendments thereto) to taxing authorities.  Buyer shall prepare and deliver a final IRS Form 8594 to Twin Cities within ninety (90) days after the Closing Date.  Buyer and Twin Cities shall report the federal, state and local income and other tax consequences of the purchase and sale of the Twin Cities Assets contemplated hereby, including those required by Section 1060 of the IRC and IRS Form 8594, in a manner consistent with such allocation and shall not take any position inconsistent therewith upon examination of any Tax Return, in any refund claim, in any litigation, or otherwise.  Any Purchase Price Adjustment allocated to the Twin Cities Purchase Price shall be allocated by Buyer among the Twin Cities Assets consistent with the allocation set forth in Schedule 1.1(f) and shall be binding upon Twin Cities and Buyer.

(g)                                 Passage of Title.  Title to all Twin Cities Assets shall pass from Twin Cities to Buyer at Closing, subject to the terms and conditions of this Agreement.  Buyer assumes no risk of loss to the Twin Cities Assets prior to Closing.

(h)                                 Certain Consents.  Nothing in this Agreement shall be construed as an attempt to assign any Contract or Governmental Authorization (i) which is included in the Twin Cities Assets and (ii) under which all the remedies for the enforcement thereof enjoyed by Twin Cities would not, as a matter of law, pass to Buyer as an incident of the assignments provided for by this Agreement without a Legal Approval or Consent.  If any such Legal Approval or Consent is not obtained prior to Closing, then Twin Cities shall, at the request and under the direction of Buyer, in the name of Twin Cities or otherwise as Buyer shall specify, take all action (including the appointment of Buyer as attorney-in-fact for Twin Cities) and do or cause to be done all such things as shall in the reasonable opinion of Buyer be reasonably necessary (i) to assure that the rights of Twin Cities under such Contracts and Governmental Authorizations shall be preserved for the benefit of Buyer, (ii) to facilitate receipt of the consideration to be received by Twin Cities in and under every such Contract and Governmental Authorization, which consideration shall be held for the exclusive benefit of, and shall be delivered to, Buyer, and (iii) continue to use its commercially reasonable efforts to obtain such Legal Approvals and Consents as soon as reasonably possible after Closing.

(i)                                    Interpretation.  Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 1.1, together with the provisions of this Agreement giving effect to the Purchase Price Adjustment, shall not be interpreted or construed in any manner that would result in (A) any duplication of benefits or obligations or (B) any unjust enrichment, in each case for either the ALC Group or the Comfort Systems Group.

1.2.                            The UES Sale and Purchase Transaction.

(a)                                 Sale and Purchase of the UES Assets.  Subject to the conditions described in Article II, at Closing, UES shall sell and transfer to Buyer, and Buyer shall purchase from UES, free and clear of all Encumbrances other than the Permitted Encumbrances, all of UES’s assets and properties of every kind, nature and description, wherever located and whether real, personal or mixed, tangible or intangible, in electronic form or otherwise, and whether or not having any value for accounting purposes or carried or reflected on or specifically referred to in its books or financial statements, except for the UES Retained Assets (collectively, the “UES Assets”).  The UES Assets shall include the following:

(i)                                    all of UES’s machinery, equipment, components, parts, tools, spare parts, supplies and materials, including the items identified on Schedule 1.2(a)(i);

(ii)                                all of UES’s inventories of raw materials, work-in-process, parts, subassemblies and finished goods, and all other materials and supplies to be used or consumed by UES in the production of finished goods, wherever located and whether or not obsolete or carried on UES’s books of account, including the items identified on Schedule 1.2(a)(ii);

(iii)                            all of UES’s other tangible personal property, including office furniture, office equipment and supplies, leasehold improvements (other than leasehold improvements constituting leased property under leases of Real Property disclosed on Schedule 4.16), vehicles and computers, including all hardware and software, including the items identified on Schedule 1.2(a)(iii), excluding those specific assets identified on Schedule 1.2(b);

(iv)                              all of UES’s fixtures on the Real Property (other than fixtures constituting leased property under leases of Real Property disclosed on Schedule 4.16), and, to the extent not described above, all tangible personal property that is part of the UES Business and is located at 4107 New West Drive, Pasadena, Texas 77507 and 85 IH 10 North, Suite 112, Beaumont, Texas  77707 as of the Closing Date (other than leased property and consigned property disclosed in the Schedules hereto and goods in transit);

(v)                                  all of UES’s investments, securities, advance payments, rental deposits, including lease deposits for leases of Real Property disclosed on Schedule 4.16, prepaid items, claims, deferred charges, rights of offset and credits and claims for refund (other than Tax credits and claims for Tax refunds);

(vi)                              all of UES’s notes receivable, accounts receivable and other rights to payment from customers, including trade accounts receivable from goods shipped, products sold or services rendered (other than notes receivable, accounts receivable and other rights to payment from any Related Party), and the full benefit to all security for such notes receivable, accounts receivable or rights to payment;

(vii)                          all of UES’s books (other than minute books), records (other than partnership interest records and Tax records), manuals, documents, books of account, whether inscribed on a tangible medium or stored in an electronic or other medium, including sales and credit reports, client and customer lists, literature, brochures, advertising material, maintenance records, service and warranty records, referral sources, research and development records, production records, equipment logs, operating guides and manuals, financial and accounting records (other than Tax records), creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents, wherever located, and copies of all personnel records (other than personnel records that UES is required by law to retain in its possession);

(viii)                      all of UES’s rights under Contracts identified on Schedule 1.2(a)(viii), including all of UES’s vehicle leases, and all outstanding offers and solicitations made to or by UES identified on Schedule 1.2(a)(viii) and all Contracts, offers and solicitations made or entered into by UES after the date hereof and on or prior to the Closing Date and not prohibited by the terms of this Agreement;

(ix)                             all of UES’s intangible rights and property, including goodwill and rights in and to the name “United Environmental Services” and in any other tradename, trademark, fictitious name or service mark used in the UES Business (other than any such tradename, trademark, fictitious name or service mark based on, or relating to, the name “Comfort Systems”, the name “Comfort Systems USA” or the name of any of Comfort Systems’ subsidiaries (other than Seller)) or any variant of any of them, and all applications therefor or registrations thereof, and all other forms of UES’s Intellectual Property, all research related to the UES Business conducted by UES, all of UES’s development facilities and inventions and work-in-process constituting a part thereof, and all rights to UES’s Software, telephone numbers, facsimile numbers, e-mail addresses, internet sites, internet addresses and domain names thereof and other listings;

(x)                                 all of UES’s Governmental Authorizations and all pending applications for issuance or renewal thereof, in each case to the extent transferable;

(xi)                             UES’s claim in connection with services performed by UES at Houston Intercontinental Airport (the “HIA Claim”);

(xii)                         all of UES’s other assets that (A) are used by UES in connection with the UES Business or (B) are reflected on the Closing Balance Sheet; and

(xiii)                     all of UES’s goodwill and the UES Business as a going concern in Texas and Louisiana (but in no event including UES’s Affiliates’ businesses of engaging in HVAC mechanical contracting or providing HVAC services as a core business, with incidental sales, installation and servicing of HVAC controls); and

(xiv)                       all of UES’s choses in action, causes of action and judgments, express and implied warranties and existing and inchoate claims, rights and remedies related to any of the foregoing.

If and to the extent that Comfort Systems has any interest in any of the UES Assets, then, at Closing, Comfort Systems shall sell, transfer and assign all of such interests to Buyer for no additional consideration.  At Closing, Comfort Systems shall execute and deliver to Buyer a confirmatory general warranty bill of sale to such effect.

(b)                                 UES Retained Assets.  Notwithstanding anything to the contrary in this Agreement, UES shall retain all of the following assets (collectively, the “UES Retained

Assets”):  (i) all consideration to be delivered to UES pursuant to, and all other rights of UES under, this Agreement and the Other Agreements to which UES is a party; (ii) UES’s minute books, partnership interest records and Tax records; (iii) all of UES’s claims, choses in action, causes of action and judgments, express and implied warranties and existing and inchoate claims, rights and remedies related to any litigation matter identified on Schedule 4.12 or any other UES Retained Liabilities; (iv) cash and cash equivalents, including bank accounts and mutual fund accounts; (v) all of UES’s rights to the name “Comfort Systems”, the name “Comfort Systems USA” or the name of any of Comfort Systems’ subsidiaries (other than Seller), and all of UES’s rights to all tradenames, trademarks, fictitious names and service marks based on, or relating to, the name “Comfort Systems”, the name “Comfort Systems USA” or the name of any of Comfort Systems’ subsidiaries (other than Seller); (vi) all of UES’s tax sharing and similar agreements with Comfort Systems or any of its other subsidiaries and all of UES’s other Contracts with Related Parties; (vii) all of UES’s Tax credits and claims for Tax refunds; (viii) all of UES’s notes receivable, accounts receivable and other rights to payment from any Related Party; (ix) all partnership interests in UES’s treasury; (x) all of UES’s Contracts and specific assets identified on Schedule 1.2(b); (xi) all personnel records that UES is required by law to retain in its possession; and (xii) all of UES’s rights to insurance proceeds in respect of Retained Liabilities.  Notwithstanding anything to the contrary in this Agreement, none of the UES Retained Assets shall be included in the UES Assets.

(c)                                  Assumption of Liabilities.  Subject to the conditions described in Article II, at Closing, Buyer shall, pursuant to an Assumption Agreement substantially in the form of Exhibit B (the “UES Assumption Agreement”), assume and agree to pay, perform, satisfy and discharge when due, to the extent not theretofore paid, performed, satisfied and discharged, the following known and identifiable liabilities of UES existing on the Closing Date, except the UES Retained Liabilities (collectively, the “UES Assumed Liabilities”):

(i)                                    all of UES’s short-term liabilities reflected in the Interim Balance Sheet in the amounts shown thereon;

(ii)                                all of UES’ short-term liabilities incurred after the Interim Balance Sheet Date in the ordinary course of business in accordance with past practice that are required to be reflected in the Closing Balance Sheet in accordance with GAAP, in the amounts shown thereon, including all short-term liabilities included in Net Asset Value and all orders from UES’s customers (other than any Liability in respect of any such order arising from any breach or nonperformance thereof prior to the Closing Date;

(iii)                            all of UES’s liabilities set forth in the terms of the Contracts, offers and solicitations that are identified in Section 1.2(a)(viii) (other than any Liability under any such Contract, offer or solicitation arising from any breach or nonperformance thereof prior to the Closing Date);

(iv)                              all of UES’s liabilities under Governmental Authorizations and all pending applications for issuance or renewal thereof that (A) are transferable to Buyer hereunder and (B) are either (1) listed on Schedule 4.14 or 4.22 or (2) are obtained or submitted by UES after the date hereof and prior to the Closing Date (other than any Liability under any such

Governmental Authorization or application arising from any breach or nonperformance thereof prior to the Closing Date);

(v)                                  all liabilities of UES and its Affiliates for all transfer, documentary, sales, use and motor vehicle taxes that result from the sale of the UES Assets pursuant to this Agreement; and

(vi)                              liabilities relating to the HIA Claim but only to the extent such liabilities are less than offsetting amounts received with respect to such claim (i.e., only to the extent Buyer’s participation in the HIA Claim results in a net cash recovery for Buyer).

(d)                                 UES Retained Liabilities.  Notwithstanding anything to the contrary in this Agreement, Buyer is not assuming, and shall not assume or in any way undertake to pay, perform, satisfy or discharge, any Liabilities of UES or any Predecessor existing before, on or after the Closing Date or arising out of any transactions entered into, or any state of facts existing, before, on or after the Closing Date, and whether or not related to or arising out of any of the UES Assets, except the UES Assumed Liabilities (the “UES Retained Liabilities”), and UES agrees to pay, perform, satisfy and discharge when due all UES Retained Liabilities.  Without limiting the foregoing, the term “UES Retained Liabilities” shall include any and all:

(i)                                    Liabilities of UES (A) to any Related Party, (B) for or in connection with any dividends, distributions, redemptions, or Security Rights with respect to any security of UES, (C) to indemnify UES’s officers, directors, employees or agents or (D) arising out of any transaction affecting, or any obligations incurred by, UES or its officers, directors, employees or agents after Closing;

(ii)                                Liabilities identified elsewhere in this Agreement as being the responsibility of UES;

(iii)                            Liabilities of UES and its Affiliates for any Taxes, whether or not by reason of, or in connection with, the Contemplated Transactions (other than Liabilities for transfer, documentary, sales, use or motor vehicle taxes that (A) result from the sale of the UES Assets pursuant to this Agreement and (B) constitute UES Assumed Liabilities), including (1) any Taxes arising as a result of UES’s operation of its business or ownership of the UES Assets prior to the Closing Date, (2) any Liability of UES for Taxes of any person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise, (3) any Taxes that result from the sale of the UES Assets pursuant to this Agreement (other than Liabilities for transfer, documentary, sales, use and motor vehicle taxes that (y) result from the sale of the UES Assets pursuant to this Agreement and (z) constitute UES Assumed Liabilities), and (4) any deferred Taxes of UES of any kind;

(iv)                              Liabilities under or arising out of or relating to any discontinued operations of UES, including any remaining Liabilities of UES or any Predecessor under any purchase and sale agreements effecting such dispositions or agreements ancillary or related thereto;

(v)                                  Liabilities attributable to UES Retained Assets, including Liabilities (A) for UES’s checks that are outstanding on the Closing Date and (B) that (1) are incurred after the Interim Balance Sheet Date and (2) are outside the ordinary course of business or not in accordance with past practice;

(vi)                              Liabilities to, under or with respect to any UES Plan or any Comfort Systems Plan and the administration of any UES Plan or Comfort Systems Plan, including all Liabilities of UES to pay a Health and Life Insurance Continuance Allowance following the retirement of employees, or to provide any other continuation of group benefits following the retirement of employees, as described in Schedule 4.21;

(vii)                          Liabilities of UES (A) relating to payroll (to the extent not previously accrued), vacation, sick leave, paid time off, Workers’ Compensation Liabilities, unemployment benefits, disability and occupational diseases of or with respect to any employee or former employee of UES or any Predecessor, (B) under any employment, severance, retention, change of control or termination agreement with any employee of UES or any Related Party or (C) arising out of or relating to any employee grievance of any employee or former employee of UES, in each case whether or not the affected employee is hired by Buyer;

(viii)                      Liabilities of UES under any Contract, offer or solicitation (other than Liabilities under Contracts, offers and solicitations that constitute Assumed UES Liabilities);

(ix)                             Liabilities of UES under any written employment agreement identified on Schedule 4.13 (other than Liabilities under the employment agreement of Wayne Gary that constitute Assumed UES Liabilities);

(x)                                 Liabilities of UES for or arising out of any Indebtedness;

(xi)                             Liabilities of UES relating to Legal Proceedings that (A) exist on, or arise after, the Closing Date and (B) relate to transactions entered into, or any state of facts existing, on or before the Closing Date (other than any such Liabilities related to the contract and work performed in connection with the HIA claim if and to the extent such Liabilities are equal to or less than the amount received by Buyer as a result of the HIA claim);

(xii)                         Liabilities of UES (including penalties, fines, levies and assessments) arising out of any violation or breach of, or noncompliance with, any Contracts, Governmental Authorizations or Legal Requirements by UES or any other person acting as agent for or on behalf of UES prior to the Closing Date;

(xiii)                     Liabilities of UES:  (A) for products liability in respect of all products (including products in work-in-process and finished goods inventory on the Closing Date) shipped, distributed, assembled or manufactured by, or any services provided by, UES prior to the Closing Date (other than any such Liabilities for products liability relating to any product assembled or manufactured by, or any service provided by, ALC or any of its subsidiaries); (B) relating to any recalls of products manufactured by UES prior to the Closing Date (other than any such Liabilities relating to any product recall and resulting from any product assembled or manufactured by ALC or any of its subsidiaries); and (C) for all express and implied product warranties for all products shipped, distributed, assembled or manufactured by, or any services provided by, UES, including the Bush Airport claim identified on Schedule 4.19(b) but not including claims for offset in the pending dispute with respect thereto (other than any such Liabilities relating to any express or implied product warranty for any product assembled or manufactured by, or any service provided by, ALC or any of its subsidiaries);

(xiv)                       Liabilities of Comfort Systems;

(xv)                           Liabilities of UES to the extent that UES or Comfort Systems collects insurance proceeds in respect thereof;

(xvi)                       Liabilities based on acts or omissions of UES occurring after the Closing Date; and

(xvii)                   Liabilities of UES related to the HIA Claim.

Notwithstanding anything to the contrary in this Agreement, none of the UES Retained Liabilities shall be included in the UES Assumed Liabilities.

(e)                                  Purchase Price.  The purchase price for the UES Assets shall be $23,540,000 plus the assumption of the UES Assumed Liabilities (the “UES Purchase Price”), as adjusted by the Purchase Price Adjustment.

(f)                                    Allocation of UES Purchase Price.  The UES Purchase Price shall be allocated among the UES Assets in accordance with the allocation set forth in IRS Form 8594 attached as Schedule 1.2(f).  UES shall timely and properly prepare, execute, file and deliver any and all documents, forms and authorizations (including powers of attorney) as Buyer may reasonably request in order to prepare and report such allocation (including any amendments thereto) to Taxing authorities.  Buyer shall prepare and deliver a final IRS Form 8594 to UES within ninety (90) days after the Closing Date.  Buyer and UES shall report the federal, state and local income and other tax consequences of the purchase and sale of the UES Assets contemplated hereby, including those required by Section 1060 of the IRC and IRS Form 8594, in a manner consistent with such allocation and shall not take any position inconsistent therewith upon examination of any tax return, in any refund claim, in any litigation, or otherwise.  Any Purchase Price Adjustment allocated to the UES Purchase Price shall be allocated by Buyer among the UES Assets consistent with the allocation set forth in Schedule 1.2(f) and shall be binding upon UES.

(g)                                 Passage of Title.  Title to all UES Assets shall pass from UES to Buyer at Closing, subject to the terms and conditions of this Agreement.  Buyer assumes no risk of loss to the UES Assets prior to Closing.

(h)                                 Certain Consents.  Nothing in this Agreement shall be construed as an attempt to assign any Contract or Governmental Authorization (i) which is included in the UES Assets and (ii) under which all the remedies for the enforcement thereof enjoyed by UES would not, as a matter of law, pass to Buyer as an incident of the assignments provided for by this Agreement without a Legal Approval or Consent.  If any such Legal Approval or Consent is not obtained prior to Closing, then UES shall, at the request and under the direction of Buyer, in the name of UES or otherwise as Buyer shall specify, take all action (including the appointment of Buyer as attorney-in-fact for UES) and do or cause to be done all such things as shall in the reasonable opinion of Buyer be reasonably necessary (i) to assure that the rights of UES under such Contracts and Governmental Authorizations shall be preserved for the benefit of Buyer, (ii) to facilitate receipt of the consideration to be received by UES in and under every such Contract and Governmental Authorization, which consideration shall be held for the exclusive benefit of, and shall be delivered to, Buyer, and (iii) continue to use its commercially reasonable efforts to obtain such Legal Approvals and Consents as soon as reasonably possible after Closing.

(i)                                    Interpretation.  Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 1.2, together with the provisions of this Agreement giving effect to the Purchase Price Adjustment, shall not be interpreted or construed in any manner that would result in (A) any duplication of benefits or obligations or (B) any unjust enrichment, in each case for either the ALC Group or the Comfort Systems Group.

1.3.                            Payment of Twin Cities Purchase Price and UES Purchase Price.

(a)                                 Payment of Purchase Price at Closing.  At Closing, Buyer (i) shall pay to Comfort Systems cash in an amount equal to the cash portion of the Purchase Price $24 million in the aggregate, minus the Holdback and a mutually agreed good faith estimate of the Purchase Price Adjustment equal to $400,000, and (ii) shall assume the Assumed Liabilities pursuant to the Assumption Agreements.

(b)                                 Purchase Price Adjustment.  Within five Business Days after the Purchase Price Adjustment is finally determined, Buyer or Seller, as the case may be, shall pay (i) the Purchase Price Adjustment, net of the estimate used at Closing, and (ii) Interest on the Purchase Price Adjustment, net of the estimate used at Closing, from the Closing Date until the date of payment thereof, by wire transfer of federal funds to an account designated by Comfort Systems or ALC, as the case may be, within three Business Days after the Purchase Price Adjustment is finally determined.

(c)                                  Holdback.  Buyer shall withhold from the Purchase Price an amount equal to $200,000 of the Purchase Price (the “Holdback”).  Buyer may offset and recoup against the Holdback any amounts due by the Comfort Systems Group to the ALC Group hereunder, including the Comfort Systems Group’s indemnification obligations under Article VI and Seller’s obligations to pay the Purchase Price Adjustments, if any.  Buyer shall deliver the Holdback, less any claims for offset or recoupment, on December 31, 2006, plus Interest from and after the Closing Date to the date of payment, to accounts to be designated by Comfort Systems within three Business Days prior to payment.  Any offset or recoupment against the Holdback shall be allocated between the Twin Cities Purchase Price and the UES Purchase Price by reference to the source of such offset or recoupment.

1.4.                            Purchase Price Adjustment.  The Purchase Price shall be adjusted after Closing as follows:

(a)                                 Net Asset Value Adjustment.  If the Net Asset Value at the close of business on the Closing Date is less than $2,700,000, then the Purchase Price shall be reduced dollar-for-dollar by the amount of the deficiency.  If the Net Asset Value at the close of business on the Closing Date is greater than $2,700,000, then the Purchase Price shall be increased dollar-for-dollar by the amount of the excess.  “Net Asset Value” means the total of (i) the book value (net of accumulated depreciation, amortization, depletion and like items) of (A) all of the tangible Assets and (B) all of the aggregate current assets included in the Assets, minus (B) the aggregate amount of the Assumed Liabilities, in each case without duplication and determined solely by reference to the Closing Balance Sheet.  Notwithstanding the foregoing, no Purchase Price Adjustment of less than $20,000 shall be made on the basis of Net Asset Value.

(b)                                 Allocation of Purchase Price Adjustment; Preservation of Rights.  The Purchase Price Adjustment shall be allocated between the Twin Cities Purchase Price and UES Purchase Price by reference to the sources of such adjustment in the consolidating Closing Balance Sheet.  For purposes of making such allocation, 3% of the amount in Section 1.4(a) shall be deemed to be allocated to Twin Cities and 97% of the amount in Section 1.4(a) shall be deemed to be allocated to UES.  The Purchase Price Adjustment shall be without prejudice to (i) the ALC Group’s rights of indemnification under Article VI for any breach by Seller of the representations and warranties contained in Article IV (without unjust enrichment for any duplicate damages) or (ii) the Comfort Systems Group’s rights of indemnification under Article VI for any breach by Buyer of the representations and warranties contained in Article V (without unjust enrichment for any duplicate damages).

1.5.                            Closing Balance Sheet.

(a)                                 Preparation of Closing Balance Sheet.  After Closing, Seller shall have reasonable access to the books and records of the Business and all relevant personnel responsible for such books and records for the purpose of closing the books for the Business at December 31, 2005. After Closing, Buyer shall prepare consolidating and consolidated statements of the Assets and the Assumed Liabilities as of the close of business on the Closing Date (collectively, the “Closing Balance Sheet”).  The Closing Balance Sheet shall be prepared in accordance with GAAP applied on a basis consistent with the Interim Balance Sheet, except that:  (i) only the Assets and the Assumed Liabilities shall be included, and no Retained Assets or Retained Liabilities shall be included; (ii) no item shall be excluded due to a lack of materiality, (iii) inventory shall be stated on a basis consistent with past practice, but in no event shall the aggregate value for inventory exceed the aggregate fair market value for inventory; (iv) $290,000 of the HIA Claim shall be recorded as an asset, and no other assets or liabilities related to the HIA Claim, shall be included; (v) percentage of completion liability (cost in excess of billings less billings in excess of costs, such net amount herein “POC Liability”) shall be recorded as a current liability; (vi) other year-end or period end accruals in accordance with GAAP shall be recorded; (vii) all accruals in respect of liabilities existing at the Closing Date to be paid after Closing by Buyer shall be recorded (including the estimate of $25,000 in legal fees with respect to the HIA Claim); and (viii) all accruals in respect of liabilities existing at the Closing Date to be paid before, at or after Closing by Seller shall be excluded (including the accruals with respect to bad debt, warranty claims, paid time off, etc.).  If the Interim Balance Sheet is not presented in accordance with GAAP and the foregoing exceptions in all respects, the Closing Balance Sheet shall nevertheless properly reflect GAAP and the foregoing exceptions in all respects so that the Purchase Price Adjustment shall take into account the effect of any non-GAAP treatment and the absence of the above exceptions in the Interim Balance Sheet.  Buyer may conduct a physical count of the inventory of Seller within 15 days of Closing.  Buyer shall give Comfort Systems and its accountants at least two Business Days’ prior written notice of such inventory count, and

Comfort Systems and its accountants may observe such inventory count.  Such inventory count shall be used to prepare the Closing Balance Sheet.  Within 10 days of Closing, Seller will make available to Buyer all books and records of Seller as of December 31, 2005 necessary to assist Buyer in the preparation of the Closing Balance Sheet.

(b)                                 Delivery of Closing Balance Sheet.  Buyer shall deliver the Closing Balance Sheet to Comfort Systems within 30 days after the Closing Date.  During the period of 30 days after Comfort Systems’ receipt of the Closing Balance Sheet (the “Objection Period”), Buyer (i) shall provide Comfort Systems with complete access to (and, upon Comfort Systems’ reasonable request, copies of), all relevant papers, documents and information used by Buyer in preparing the Closing Balance Sheet and (ii) shall promptly respond in reasonable detail to reasonable inquiries by Seller with respect to such papers, documents and information.  If, during the Objection Period, Seller does not deliver to Buyer (A) a written notice stating in reasonable detail Seller’s objection to Buyer’s calculation of the Purchase Price Adjustment and the basis for such objection and (B) a signed statement that includes Seller’s calculation of the Purchase Price Adjustment  (collectively, the “Objection Notice”), then the Closing Balance Sheet delivered by Buyer to Comfort Systems shall be conclusive and binding on the parties for purposes of determining the Purchase Price Adjustment.

(c)                                  Arbitration.  If, during the Objection Period, Seller delivers to Buyer the Objection Notice, then Buyer and Seller will use reasonable efforts to agree upon the calculation of the Purchase Price Adjustment.  If Buyer and Seller fail to agree upon the calculation of the Purchase Price Adjustment within 30 days of Buyer’s receipt of the Objection Notice, then Buyer and Seller shall submit the matter to KPMG in Atlanta, Georgia (the “Independent Accountant”), for resolution applying the principles, policies and practices set forth in Sections 1.4(a), 1.4(b) and 1.5(a).  If the determination of the Purchase Price Adjustment is submitted to the Independent Accountant for resolution, each of Buyer and Seller (i) shall promptly furnish or cause to be furnished to the Independent Accountant such work papers and other documents and information relating to the Closing Balance Sheet and its calculation of the Purchase Price Adjustment as the Independent Accountants may request and are available to such party or its agents and (ii) shall be afforded the opportunity to present to, and discuss with, the Independent Accountants any material relating to the Closing Balance Sheet and its calculation of the Purchase Price Adjustment.  Within 60 days following the submission of such matter to the Independent Accountants, the Independent Accountants shall resolve the dispute based on the principles, policies and practices set forth in Sections 1.4(a), 1.4(b) and 1.5(a).  The fees and expenses of the Independent Accountants shall be split evenly between Buyer and Seller.

1.6.                            Separate Transactions.  The transactions in each of Sections 1.1 and 1.2 are independent, separate and discrete and are not integrated or combined as one or the same transaction.  Use of combined terms in this Agreement, such as “Buyer”, “Seller”, “Assets”, “Assumed Liabilities” and “Purchase Price”, are for convenience only in order to reduce time, costs and paper and shall have no substantive effect on the separateness of such transactions.  Such transactions shall be treated and reported separately for tax and accounting purposes, asset conveyance documentation, and all other matters in this Agreement.

ARTICLE II
CLOSING; CONDITIONS TO CLOSING; TERMINATION

2.1.                            Closing.  The parties shall consummate the purchase and sale of the Assets, the assumption of the Assumed Liabilities, and the consummation of the other Contemplated Transactions (the “Closing”) on the earlier of (a) December 31, 2005 and (b) the third Business Day after the date on which the conditions set forth in Sections 2.2 and 2.3 are satisfied; provided, however, that the Closing may occur at such other date, time and place as Buyer and Seller may agree.  Closing shall be effective, and all references herein to “Closing” and “Closing Date” shall mean, 11:59 p.m. EST on the Closing Date.  The transactions in each of Sections 1.1 and 1.2, although independent, separate and discrete, must be closed simultaneously or neither such transaction shall close.  The rights and obligations of the parties if there is no Closing are set forth in Section 2.5.

2.2.                            Conditions Precedent to Obligation of the ALC Group.  The obligation of the ALC Group to proceed with the Closing is subject to the fulfillment prior to or at Closing of the conditions set forth in this Section 2.2.  Any one or more of these conditions may be waived, in whole or in part, by the ALC Group at the ALC Group’s sole option.

(a)                                 Representations and Warranties.  The representations and warranties of the Comfort Systems Group contained in Article IV that contain no express materiality qualifier shall be accurate and complete, individually and collectively, in all material respects (i) as of the date of this Agreement and (ii) as of the Closing Date as if made on the Closing Date (except to the extent that any such representation or warranty refers to a specific earlier date).  The representations and warranties of the Comfort Systems Group contained in Article IV that contain an express materiality qualifier shall be accurate and complete, individually and collectively, in all respects (A) as of the date of this Agreement and (B) as of the Closing Date as if made on the Closing Date (except to the extent that any such representation or warranty refers to a specific earlier date).

(b)                                 Agreements.  The Comfort Systems Group shall have complied with and performed, individually and collectively, in all material respects all of the covenants and agreements in this Agreement that are required by this Agreement to be complied with or performed by the Comfort Systems Group on or before the Closing Date.

(c)                                  Litigation.  No Legal Requirement shall be in effect that (i) prohibits, or threatens to prohibit, the Contemplated Transactions or (ii) would limit or adversely affect Buyer’s acquisition of the Assets or assumption of the Assumed Liabilities.  No Legal Proceeding shall be pending or threatened that (A) challenges the lawfulness of the Contemplated Transactions, (B) seeks to prevent or delay any of the Contemplated Transactions or (C) seeks relief by reason of the Contemplated Transactions or that, if determined adversely to the Comfort Systems Group, would constitute a material breach of any of the representations and warranties of the Comfort Systems Group contained in Article IV.  Neither the Comfort Systems Group nor the ALC Group shall have received any claim by any person (written or oral) asserting that any person other than Seller (1) is the legal or beneficial owner of, or has the right to acquire or obtain the legal or beneficial ownership of, the Assets, (2) has any Encumbrance (other than

Permitted Encumbrances) on the Assets or (3) is entitled to all or any portion of the Purchase Price.

(d)                                 No Material Adverse Change.  Between the date of this Agreement and the Closing Date, there shall have been no material adverse change, regardless of insurance coverage, in the Business, Assets, financial condition or results of operation (financial or otherwise) of Seller.

(e)                                  Closing Certificate.  The Comfort Systems Group shall have delivered a certificate, dated as of the Closing Date, certifying to the fulfillment of the conditions set forth in clauses Sections 2.2(a), 2.2(b), 2.2(c) and 2.2(d), and the contents of such certificate (i) shall constitute a representation and warranty of the Comfort Systems Group as of the Closing Date and (ii) shall be deemed to have been relied upon by the ALC Group and fully incorporated in this Agreement.

(f)                                    Legal Approvals.  Each party to this Agreement shall have received all Legal Approvals reasonably necessary to consummate the Contemplated Transactions.

(g)                                 Arrangements with Certain Employees.  Buyer shall have entered into written employment agreements with the key employees of Seller identified on Schedule 2.2(g) satisfactory to Buyer in its sole discretion pursuant to which any then existing employment agreement with such employees shall have terminated, except that (i) Comfort Systems shall have paid, or made arrangements to pay, to Don Luhman all amounts required to be paid under section 2(b)(iv) of his employment agreement with Twin Cities as a result of the consummation of the Contemplated Transactions and (ii) Comfort Systems shall have paid, or made arrangements to pay, to Wayne Gary all amounts required to be paid under section 2(b)(iv) of his employment agreement with UES as a result of the consummation of the Contemplated Transactions.

(h)                                 Transition Services Agreement.  Comfort Systems shall have executed and delivered to ALC Transition Services Agreements in the forms attached as Exhibit C.

(i)                                    Estoppel Certificates.  Buyer shall have received from each lessor of Real Property leased by Seller an estoppel certificate in form and substance reasonably satisfactory to Buyer.

(j)                                    Closing Documents.  The ALC Group shall also have received the documents referred to in Section 2.4(a), and all such documents shall be in form and substance reasonably satisfactory to the ALC Group.

2.3.                            Conditions Precedent to Obligation of the Comfort Systems Group.  The obligation of the Comfort Systems Group to proceed with the Closing is subject to the fulfillment prior to or at Closing of the conditions set forth in this Section 2.3.  Any one or more of these conditions may be waived, in whole or in part, by the Comfort Systems Group at the Comfort Systems Group’s sole option.

(a)                                 Representations and Warranties.  The representations and warranties of the ALC Group contained in Article V that contain no express materiality qualifier shall be accurate and complete, individually and collectively, in all material respects (i) as of the date of this Agreement and (ii) as of the Closing Date as if made on the Closing Date (except to the extent that any such representation or warranty refers to a specific earlier date). The representations and warranties of the ALC Group contained in Article V that contain an express materiality qualifier shall be accurate and complete, individually and collectively, in all respects (A) as of the date of this Agreement and (B) as of the Closing Date as if made on the Closing Date (except to the extent that any such representation or warranty refers to a specific earlier date).

(b)                                 Agreements.  The ALC Group shall have complied with and performed, individually and collectively, in all material respects all of the covenants and agreements in this Agreement that are required by this Agreement to be complied with or performed by the ALC Group on or before the Closing Date.

(c)                                  Litigation.  No Legal Requirement shall be in effect that (i) prohibits, or threatens to prohibit, the Contemplated Transactions or (ii) would limit or adversely affect Seller’s assignment of the Assets or the Assumed Liabilities.  No Legal Proceeding shall be pending or threatened that (A) challenges the lawfulness of the Contemplated Transactions, (B) seeks to prevent or delay any of the Contemplated Transactions or (C) seeks relief by reason of the Contemplated Transactions or that, if determined adversely to the ALC Group, would constitute a material breach of any of the representations and warranties of the ALC Group contained in Article V.

(d)                                 Closing Certificate.  The ALC Group shall have delivered a certificate, dated as of the Closing Date, certifying to the fulfillment of the conditions set forth in Sections 2.3(a), 2.3(b) and 2.3(c), and the contents of such certificate (i) shall constitute a representation and warranty of the ALC Group as of the Closing Date and (ii) shall be deemed to have been relied upon by the Comfort Systems Group and fully incorporated in this Agreement.

(e)                                  Legal Approvals.  Each party to this Agreement shall have received all Legal Approvals reasonably necessary to consummate the Contemplated Transactions.

(f)                                    Arrangements with Certain Employees.  The written employment agreements with the key employees of Seller identified on Schedule 2.2(g) shall have terminated, except that (i) Comfort Systems shall have paid, or made arrangements to pay, to Don Luhman all amounts required to be paid under section 2(b)(iv) of his employment agreement with Twin Cities as a result of the consummation of the Contemplated Transactions, (ii) Comfort Systems shall have paid, or made arrangements to pay, to Wayne Gary all amounts required to be paid under section 2(b)(iv) of his employment agreement with UES as a result of the consummation of the Contemplated Transactions, and (iii) Comfort Systems shall have received from each employee party to any such employment agreement a release of all claims in respect of such employment agreement, and each such release shall be in form and substance satisfactory to Comfort Systems.

(g)                                 Transition Services Agreement.  ALC shall have executed and delivered to Comfort Systems Transition Services Agreements in the forms attached as Exhibit C.

(h)                                 Closing Documents.  The Comfort Systems Group shall also have received the documents referred to in Section 2.4(b), and all such documents shall be in form and substance satisfactory to the Comfort Systems Group.

2.4.                            Deliveries and Proceedings at Closing.

(a)                                 Deliveries by the Comfort Systems Group.  At Closing, the Comfort Systems Group shall deliver to the ALC Group the following documents (each as applicable to Twin Cities, UES and Buyer, as the case may be):

(i)                                    general warranty bills of sale and instruments of assignment to the Assets in forms attached as Exhibit D, duly executed by Twin Cities, UES or Comfort Systems, as the case may be;

(ii)                                assignments of all transferable or assignable licenses, Governmental Authorizations and warranties relating to the Assets and of any trademarks, trade names, patents and other Intellectual Property;

(iii)                            title certificates to any motor vehicles (other than leased motor vehicles) included in the Assets, duly executed by Seller (together with any other transfer forms necessary to transfer title to such vehicles);

(iv)                              such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, executed by Seller;

(v)                                  certificates of the appropriate public officials, dated not more than 10 days prior to the Closing Date, to the effect that Seller is a validly existing corporation or limited partnership in good standing in its state of incorporation or formation, as the case may be;

(vi)                              incumbency and specimen signature certificates, dated as of the Closing Date, signed by officers of Seller and certified by the secretary of Seller;

(vii)                          correct and complete copies of (A) the Governing Documents (other than the bylaws) of Seller as of the Closing Date, certified by the Secretary of State of its state of incorporation or formation, as the case may be, and (B) the bylaws of Seller as of the Closing Date, certified by the secretary of Seller;

(viii)                      certificate of the secretary of Seller (A) setting forth all resolutions of the Board of Directors or general partner of Seller, as the case may be, and of the stockholders or partners of Seller, as the case may be, authorizing the execution and delivery of this Agreement and the performance by Seller of the Contemplated Transactions, certified by the secretary of Seller, and (B) stating that the Governing Documents of Seller delivered under Section 2.4(a)(vii) were in effect on the date of adoption of those resolutions, the date of execution of this Agreement and the Closing Date;

(ix)                             all amendments to UES’s Governing Documents necessary to change UES’s current name to a name sufficiently dissimilar to UES’s current name to, in Buyer’s reasonable judgment, avoid confusion; and

(x)                                 such other agreements and documents as Buyer may reasonably request in order to consummate the Contemplated Transactions.

(b)                                 Deliveries by the ALC Group.  At Closing, the ALC Group shall deliver to the Comfort Systems Group the following documents (each as applicable to Twin Cities, UES and Buyer, as the case may be):

(i)                                    a wire transfer of federal funds in accordance with Section 1.3 according to wire transfer instructions delivered by Comfort Systems (with accompanying federal tax identification number) to Buyer in writing at least two Business Days prior to the Closing Date;

(ii)                                the Assumption Agreements;

(iii)                            certificates of the appropriate public officials, dated not more than 10 days prior to the Closing Date, to the effect that Buyer is a validly existing corporation in good standing in its state of formation;

(iv)                              incumbency and specimen signature certificates, dated as of the Closing Date, signed by officers of Buyer and certified by the secretary of Buyer;

(v)                                  correct and complete copies of (A) the Governing Documents (other than the bylaws) of Buyer as of the Closing Date, certified by the Secretary of State of its state of formation, and (B) the bylaws of Buyer as of the Closing Date, certified by the secretary of Buyer;

(vi)                              certificate of the secretary of Buyer (A) stating that Buyer is authorized and empowered to consummate the Contemplated Transactions, and (B) stating that the Governing Documents of Buyer delivered under Section 2.4(b)(v) were in effect on the date the Contemplated Transactions were authorized, the date of execution of this Agreement and the Closing Date; and

(vii)                          such other agreements and documents as Buyer may reasonably request in order to consummate the Contemplated Transactions.

2.5.                            Termination Prior to Closing.

(a)                                 Events of Termination.  This Agreement may be terminated in writing at any time prior to the Closing by:  (i) the mutual consent of Buyer and Seller; (ii) Buyer, if any of the conditions specified in Section 2.2 shall not have been fulfilled (or if satisfaction becomes impossible) on or before December 31, 2005 and shall not have been waived by Buyer; (iii) Seller, if any of the conditions specified in Section 2.3 shall not have been fulfilled (or if satisfaction becomes impossible) on or before December 31, 2005 and shall not have been waived by Seller; (iv) Buyer, if a material breach of this Agreement has been committed by Seller, including a material breach that led to the failure of any of the conditions identified in

Section 2.2, and such material breach has not been waived by Buyer; (v) Seller, if a material breach of this Agreement has been committed by Buyer, including a material breach that led to the failure of any of the conditions identified in Section 2.3, and such material breach has not been waived by Seller.

(b)                                 Consequences of Termination.  If this Agreement is terminated by mutual consent of Buyer and Seller pursuant to clause (i) of Section 2.5(a), then no party shall have any obligation to any other party as a result of such termination.  If Buyer or Seller terminates this Agreement pursuant to clause (ii) or (iii) of Section 2.5(a), then no party shall have any obligation to any other party as a result of such termination.  If Buyer or Seller terminates this Agreement pursuant to clause (iv) or (v) of Section 2.5(a), then Buyer or Seller, as the case may be, shall be liable to the other parties for any material breach of this Agreement by Buyer or Seller, as the case may be, which led to such termination.  Each party shall also be entitled to any other remedy to which it may be entitled at law or in equity, including injunctive relief and specific performance, in the event of a termination of this Agreement pursuant to clause (iv) or (v) of Section 2.5(a).  If the Closing does not occur on or before December 31, 2005, and a material breach of this Agreement by Buyer or Seller was not the cause of the failure to consummate the Contemplated Transactions by such date, then no party shall have any liability to the other parties under this Agreement, and this Agreement shall terminate.  All rights and obligations of the parties set forth in Sections 3.3, 3.4, 6.2, 6.3 and 8.1 shall survive termination of this Agreement.

2.6.                            Casualty Damage.  Notwithstanding anything else in this Agreement to the contrary, if prior to Closing the Assets (or any portion thereof) are damaged by flood, fire or any other cause, the reasonable estimate of the losses (including business interruption losses) would be more than $250,000, or which reasonably would be expected to interrupt Business for more than seven days, then either party may, at its option, declare this Agreement null and void.  If prior to Closing the Assets (or any portion thereof) are damaged by flood, fire or any other cause, the reasonable estimate of losses (including business interruption losses) would be $250,000 or less, or which would not reasonably be expected to interrupt Business for more than seven days, then such event shall not excuse Buyer from its obligations under this Agreement, but the Purchase Price shall be reduced by an amount equal to the amount of such loss, with respect to which the parties shall agree to a reasonable estimate at Closing with a reconciliation and payment based on actual losses 90 days after the Closing Date.

2.7.                            Fulfillment of Conditions and Agreements Prior to Closing; Legal Approvals and Consents.  Each party shall cooperate with the others and use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable, including making or obtaining any and all Legal Approvals and Consents, to consummate and make effective the Contemplated Transactions, including making all filings under applicable Legal Requirements; provided, however, that neither the ALC Group nor the Comfort Systems Group shall have any obligation to incur any Liability or pay funds in connection therewith.

ARTICLE III.
CERTAIN COVENANTS

3.1.                            Conduct of Business Pending the Closing.  Between the date of this Agreement and the Closing Date, unless Buyer otherwise consents in writing, the Comfort Systems Group shall conduct the affairs of Seller as follows:

(a)                                 Ordinary Course; Compliance.  Seller shall conduct the Business only in the ordinary course and consistent with past practice.  Seller shall maintain the Assets and Assumed Liabilities consistent with past practice and shall comply in a timely fashion with the provisions of all Contracts, Governmental Authorizations and Legal Requirements.  Seller shall use commercially reasonable efforts to keep their business organizations intact, keep available the services of their present employees and preserve the goodwill of their suppliers, customers and others having business relations with them.  Seller (i) shall maintain in full force and effect the policies of insurance disclosed on Schedule 4.19(c), subject only to variations required by the ordinary operations of the Business or (ii) shall obtain prior to the lapse of any such policy substantially similar coverage with insurers of recognized standing.

(b)                                 Transactions.  Seller shall not: (i) enter into or amend any Contract or Governmental Authorization, the performance of which may extend beyond the Closing, except (A) in the ordinary course of business and consistent with past practice or (B) with Buyer’s approval; (ii) enter into or amend any employment or consulting Contract that is not terminable at will and without penalty or continuing obligation; (iii) fail to pay any Tax or any other Liability or charge when due, other than charges contested in good faith by appropriate proceedings and brought to the attention of Buyer; (iv) make, change or revoke any Tax election or make any agreement or settlement with any Taxing authority; (v) take any action, or omit to take any action, that will cause a breach or termination of any Contract or Governmental Authorization, other than termination by fulfillment of its terms in the ordinary course of business; (vi) allow the levels of raw materials, parts, supplies or other materials included in the inventories to vary materially from the levels customarily maintained; (vii) accelerate collections of trade accounts receivable outside of customary practices; (viii) enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to the Business; or (ix) take any action that is likely to result in the occurrence of any event described in Section 4.7 or cause the breach or inaccuracy of any representation and warranty in Article IV as of the date of this Agreement or on the Closing Date.  Seller shall confer with Buyer prior to implementing operational decisions of a material nature, and shall otherwise report periodically to Buyer concerning the status of Seller’s business, operations and finances.

(c)                                  Access, Information and Documents.  Seller shall give to the ALC Group and to the ALC Group’s employees, representatives and agents (including accountants, actuaries, financial advisors, attorneys, environmental consultants and engineers) access during normal business hours to all of the properties, books, Tax Returns, Contracts, commitments, records, officers, other personnel and accountants (including independent public accountants and their audit workpapers concerning Seller) of Seller.  Seller shall furnish to the ALC Group copies of all such documents, and all such information, with respect to the properties, Liabilities, financial position and performance and affairs of Seller and the Business as the ALC Group may reasonably request.  In addition, the ALC Group shall have the right to have the Real Property and tangible personal property of Seller inspected by the ALC Group, at the ALC Group’s sole cost and expense, for purposes of determining the physical condition and legal characteristics of the Real Property and such tangible personal property.

3.2.                            Certain Tax Matters.

(a)                                 Payment of Taxes on the Sale of the Assets.  Except as provided in the immediately succeeding sentence, the Comfort Systems Group shall pay in a timely manner all Taxes resulting from or payable in connection with the sale of the Assets pursuant to this Agreement, regardless of the person on whom such Taxes are imposed by Legal Requirements.  All transfer, documentary, sales, use and motor vehicle taxes incurred in connection with consummation of the Contemplated Transactions shall be paid by the ALC Group, and such payment shall be made when due, and the ALC Group will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes.  Without the prior written consent of Buyer or Seller, as the case may be, neither Buyer nor Seller shall make or change any Tax election or undertake any action that would have the effect of increasing the Tax liability of the other party for any Tax period ending after the Closing Date.

(b)                                 Tax Allocation Agreements; Wage Reporting.  Any agreement among Seller and Comfort Systems and its other Affiliates regarding allocation or payment of Taxes shall be deemed terminated at and as of the Closing Date.  At Buyer’s request, Seller shall agree to utilize the standard or, if Buyer so elects, the alternate procedure set forth in the IRS Revenue Procedure 96-30 for wage reporting purposes.

(c)                                  Mutual Cooperation.  The ALC Group and the Comfort Systems Group shall each assist the other as may reasonably be requested by any of them with the preparation of any Tax Return, any Tax audit, or any judicial or administrative proceedings relating to any Tax.  In addition, each party shall retain and provide the other with any records or information that may be relevant to such Tax Return, Tax audit, proceeding or determination.  The party requesting assistance under this Section 3.2(c) shall reimburse the party providing assistance for direct expenses incurred in providing such assistance.

3.3.                            Publicity.  No party shall (i) issue any press release or otherwise make any announcements to the public or the employees of Seller regarding this Agreement or the Contemplated Transactions without consulting with the other party, or (ii) disclose the amount of the Purchase Price without the prior written consent of the other party, in each case except as required by any applicable Legal Requirements.  Unless required by applicable Legal Requirements, each party shall keep this Agreement and its contents strictly confidential.  Seller and Buyer shall consult concerning the means by which the employees, customers, suppliers and others having dealings with Seller will be informed of the Contemplated Transactions, and Buyer shall have the right to be present for, and to speak at, information meetings with the employees of Seller.

3.4.                            Confidentiality; Privilege.  From and after the date hereof, each party shall maintain in confidence, and each party shall cause its agents, representatives and Affiliates to maintain in confidence, and no party shall use to the detriment or competitive disadvantage of any other party or its Affiliates, any and all information (including all Confidential Information, information of a proprietary nature and all trade secrets under applicable state law) exchanged in connection with this Agreement or the Contemplated Transactions.  The foregoing covenants shall not apply:  (a) to any party with respect to information that (i) is already known to such party or to others not bound by a duty of confidentiality, (ii) becomes publicly available through no fault of such party or (iii) is independently acquired or developed by such party without violating any of its obligations under this Agreement; (b) to the extent necessary or appropriate to permit any party to make any filing, or obtain any Consent or Legal Approval, required for the consummation of the Contemplated Transactions; or (c) to the extent necessary to permit any party to comply with applicable law or with required legal process in any Legal Proceeding.  If a party is compelled in any Legal Proceeding (other than between the parties hereto), or is requested by a Governmental Body having regulatory jurisdiction over the Contemplated Transactions, to make any disclosure that is prohibited or otherwise constrained by this Section 3.4, such party shall provide the other party with prompt notice of such compulsion or request so that the other party may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section 3.4.

3.5.                            Notification.  Between the date of this Agreement and the Closing Date, the Comfort Systems Group shall promptly notify the ALC Group in writing if the Comfort Systems Group becomes aware of any fact or condition that causes or constitutes, or would cause or constitute, a breach of any of representations and warranties contained in Article IV, or would cause a breach had such representation and warranty been made at the time of such occurrence.  The Comfort Systems Group also shall promptly notify the ALC Group of the occurrence of any breach of any covenant of the Comfort Systems Group in this Agreement or of the occurrence of any event that may make the satisfaction of the conditions in Article II impossible or unlikely.  Between the date of this Agreement and the Closing Date, the ALC Group shall promptly notify the Comfort Systems Group in writing if the ALC Group becomes aware of any fact or condition that causes or constitutes, or would cause or constitute, a breach of any of representations and warranties contained in Article V, or would cause a breach had such representation and warranty been made at the time of such occurrence.  The ALC Group also shall promptly notify the Comfort Systems Group of the occurrence of any breach of any covenant of the ALC Group in this Agreement or of the occurrence of any event that may make the satisfaction of the conditions in Article II impossible or unlikely.

3.6.                            Exclusivity.  Until Closing or such time as this Agreement is terminated, the Comfort Systems Group shall not directly or indirectly solicit, initiate, or encourage or consider any inquiries or proposals relating to, or discuss or negotiate with or provide any non-public information to any person (other than the ALC Group) with respect to, any transaction involving the sale of the Assets, the Business or Seller, or any of the capital stock of Seller, or any merger, consolidation, business combination or similar transaction involving Seller.

3.7.                            Certain Transitional Matters.

(a)                                 Collection of Accounts Receivables.  From and after the Closing, Buyer shall have the right and authority to collect for Buyer’s own account all Receivables and other items included in the Assets and transferred to Buyer hereunder.  Buyer shall use commercially reasonable efforts (excluding litigation and assignment to a collection agency) to collect the Receivables within the time periods identified in Section 6.2(e).  Buyer shall respond reasonably to all reasonable requests by Seller for information concerning the status of Receivables collection in the aggregate within such time periods.

(b)                                 Endorsement of Checks.  From and after the Closing, Buyer shall have the right and authority to retain and endorse without recourse the name of Seller on any check or any other evidences of Indebtedness received by Buyer on account of any of the Business and Assets transferred to Buyer hereunder.

(c)                                  Remit Funds.  From and after the Closing, Seller shall promptly transfer and deliver to Buyer any cash or other property that (i) is included in the Assets transferred to Buyer hereunder and (ii) is received by Seller.

(d)                                 Assumed Liabilities Controlled by Buyer.  Subject to Seller’s rights under Article VI, from and after the Closing, Buyer shall have complete control over the payment, settlement or other disposition of, or any dispute involving, any Assumed Liability, and Buyer shall have the right to conduct and control all negotiations and proceedings with respect thereto.  From and after Closing, Seller (i) shall notify Buyer promptly of any claim made with respect to any Assumed Liability and (ii) shall not voluntarily make any payment of, or settle or offer to settle, or consent to any compromise with respect to, any such Assumed Liability, except (A) as otherwise permitted by Article VI or (B) with the prior written consent of Buyer.  Subject to Seller’s rights under Article VI, Seller shall cooperate with Buyer in connection with any negotiations or proceedings involving any Assumed Liability.

(e)                                  Insurance.  For a period of two years following the Closing, the Comfort Systems Group shall, to the extent that the coverage under its commercial liability and property insurance policies currently extend to include the Business for periods prior to the Closing, (i) take no action to eliminate or reduce such coverage, other than normal elimination or reduction of coverage as such occurs by virtue of the filing of claims in the ordinary course under such insurance policies and (ii) pay when due any premiums under such policies for periods, including retrospective or retroactive premium adjustments.

(f)                                    Assistance.  If, at any time after Closing, any further action is necessary to carry out the purposes of this Agreement, each party will take such further action (including the execution and delivery of such further instruments and documents) as any other party may reasonably request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification under Article VI).  Each party will cooperate with the other parties and their respective counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and records in connection with, any Legal Proceeding involving or relating to (a) any Contemplated Transaction or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving Seller or the Business.  After the Closing, no party will take any action that is designed or intended to have the effect of discouraging any lessor, employee, regulatory authority, licensor, customer, supplier or other business associate of Seller from maintaining the same business relationship with Buyer after the Closing as it maintained with Seller prior to Closing.  From and after the Closing, Seller will refer to Buyer all inquiries relating to the Business.

3.8.                            Severance, Change of Control and Termination Payments.  Seller shall (a) pay, perform, satisfy and discharge any and all severance payments and other Liabilities with respect to employees of Seller that result from the transfer of the Assets hereunder and the employment by Buyer of those employees, whether or not described as a “change of control”, “termination” “sale by Comfort Systems or its subsidiaries of all the capital stock of or partnership interests in Seller” or otherwise, and (b) indemnify and hold harmless Buyer and its directors, officers and Affiliates from and against any and all Damages that any of the aforesaid may suffer or incur by reason of or relating to any Liabilities referred to in clause (a) above.

3.9.                            Seller’s Employees.  Except as contemplated by written employment agreements signed by Buyer on or before the Closing Date, Buyer shall offer employment to all Employees identified in Schedule 3.9 (all of such employees accepting employment with Buyer as of the Closing, the “Transferring Employees”).  Seller (a) shall use reasonable efforts to cooperate with Buyer in the dissemination of such offers of employment, together with any appropriate related documentation such as applications for employment, tax and benefit forms and the like, and (b) shall provide Buyer with reasonable assistance in the collection thereof.  All amounts in respect of paid time off that are due to Seller’s employees as of the Closing Date shall be paid in full by Seller on or before the Closing Date.

3.10.                     Benefit Plan Matters.  As of the Closing Date, each of the Transferring Employees who has an account balance in any defined contribution plan (the “Defined Contribution Plans”) maintained by Seller (a) shall be entitled to receive a distribution of his or her vested account balance in accordance with the terms of the Defined Contribution Plans; (b) shall be permitted to rollover his or her “eligible rollover distribution” (as defined under Section 402(C)(4) of the IRC) to a qualified retirement plan established or maintained by Buyer that contains a cash or deferred arrangement under Section 401(k) of the IRC.  Schedule 3.10 identifies each Transferring Employee and his or her non-vested account balance as of November 30, 2005.  Seller will notify each employee of his or her approximate non-vested account balance prior to Closing, and will inform each Transferring Employee with unvested amounts that the unvested amount will be transferred to Buyer for disbursement to each such Employee after such amount is finally determined following the Closing.  As soon as practicable following the Closing, but in any event on or before January 31, 2006, Seller will determine the final aggregate unvested amounts for the Transferring Employees and will transfer an equivalent amount of funds to Buyer, who will disburse them to Employees in any manner it reasonably chooses.  Seller will notify each Transferring Employee of his or her final non-vested account balance when the final aggregate unvested amounts for the Transferring Employees is determined.  As of the Closing Date, the Transferring Employees shall cease to be eligible to make or receive contributions under the Defined Contribution Plans of Seller; provided, however, that any contribution required to be made with respect to the participation of the Transferring Employees in such Defined Contribution Plans on or immediately prior to the Closing Date shall be made by Seller as soon as administratively feasible following the Closing Date, in accordance with Seller’s standard administrative practice for such Defined Contribution Plans.  Effective as of the Closing Date, the Transferring Employees shall receive the benefits identified in the Transition Services Agreement pursuant to the terms thereof.  Seller shall retain all liability for any and all welfare benefit plans of Seller or Comfort Systems (all of which are intended to be included in Retained Liabilities), including plans, programs and arrangements which provide medical and dental coverage and life and accident insurance, disability insurance for the Transferring Employees (or their eligible dependents) prior to the Closing Date (for this purpose, a claim shall be deemed to be incurred on the date on which medical or other treatment or service was rendered and not the date of inception of an illness or injury or the date on which a claim for treatment or service is submitted).  After Closing, the Comfort Systems Group shall, in the ordinary course of business and in accordance with the terms of the Presidents’ Bonus Plan of Comfort Systems, pay all bonuses payable to Don Luhman and Wayne Gary pursuant to the Presidents’ Bonus Plan of Comfort Systems in respect of fiscal year ended December 31, 2005.

3.11.                     Product Liability and Product Warranties.

(a)                                 Products Liability.  Except as set forth in the immediately succeeding sentence, Seller shall be liable for all express and implied products liability for all products shipped, distributed, assembled or sold by, or any services provided by, Seller prior to the Closing Date.  The ALC Group shall be liable for all express and implied products liability for all products shipped, distributed, assembled or sold by, or any services provided by, Seller prior to the Closing Date to the extent such products liability results from any product assembled or manufactured, or any service provided by, ALC or any of its subsidiaries.

(b)                                 Products and Service Warranties.  Except as set forth in the last sentence of this Section 3.11(b), Buyer shall, at Seller’s cost and expense, be responsible for all express product and services warranty obligations made by Seller prior to Closing (excluding OEM warranties) in excess of the product and services warranty reserve on the Closing Balance Sheet; provided, however, that Buyer:  (i) shall invoice Seller at Buyer’s cost for parts and materials used, and at Buyer’s usual and customary rate for services provided, in satisfying such product and services warranty obligations; and (ii) shall not invoice Buyer for any such parts, materials or services unless at such time the aggregate amount owing by Seller to Buyer in respect of such parts and services equals or exceeds $5,000.  Upon receipt by Seller from Buyer of any invoice in respect of parts, materials and services furnished in accordance with the immediately preceding sentence, Buyer shall promptly pay to Seller the amount of such invoice.  The ALC Group shall, at it’s own cost and expense, be responsible for (A) all express OEM product and services warranty obligations made by Seller prior to Closing and (B) all other express product and services warranty obligations made by Seller prior to Closing if such warranty obligations result directly from any product assembled or manufactured by, or any service provided by, ALC or any of its subsidiaries.

3.12.                     Restrictive Covenants.

(a)                                 Noncompetition.  For a period of five years from and after the Closing Date, no member of the Comfort Systems Group or their Affiliates shall, directly or indirectly, own, manage, operate, join or control, or participate in the ownership, management, operation or control of, or be connected as a stockholder, partner or otherwise with, any business that at any relevant time during such period directly or indirectly engages in the Business in the states of Minnesota, Texas or Louisiana.  “Business” for purposes of this Section 3.12 is restricted to manufacturing, distributing, marketing or servicing HVAC controls as a core business, and shall not include engaging in HVAC mechanical contracting or providing HVAC services as a core business with incidental sales, installation and servicing of HVAC controls.

(b)                                 Restrictions on Hiring.  For a period of two years from and after the Closing Date, no member of the Comfort Systems Group or their Affiliates shall directly or indirectly:  hire, retain or attempt to hire or retain any employee or independent contractor of Buyer in the Business in the states of Minnesota, Texas or Louisiana, or in any way interfere with the relationship between Buyer and any of its employees or independent contractors in the Business in the states of Minnesota, Texas or Louisiana.

(c)                                  Enforcement.  The restrictive covenant contained in this Section 3.12 is a covenant independent of any other provision of this Agreement and the existence of any claim that any member of the Comfort System Group or their Affiliates may allege against Buyer, whether based on this Agreement or otherwise, shall not prevent the enforcement of this covenant.  The Comfort System Group agree that Buyer’s remedies at law for any breach or threat of breach by the Comfort System Group of any of the provisions of this Section 3.12 will be inadequate, and that Buyer shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Section 3.12 and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which Buyer may be entitled at law or equity.  In the event of litigation regarding the covenant not to compete, the prevailing party in such litigation shall, in addition to any other remedies the prevailing party may obtain in such litigation, be entitled to recover from the other party its reasonable legal fees and out of pocket costs incurred by such party in enforcing or defending its rights hereunder.  The length of time for which this covenant not to compete shall be in force shall not include any period of violation or any other period required for litigation during which Buyer seeks to enforce this covenant.  Should any provision of this Section 3.12 be adjudged to any extent invalid by any competent tribunal, such provision shall be deemed modified to the extent necessary to make it enforceable.

3.13.                     Internet Sites.  Within 30 days after Closing, Seller shall remove all information from internet sites owned or used by it relating to any names that are included in the Assets.  In addition, for a period of one year after Closing, Seller shall include in its internet sites a link to Buyer’s internet sites in respect of such names.  Within 30 days after Closing, Buyer shall remove all information from internet sites owned or used by Buyer relating to any names of Comfort Systems or its subsidiaries that are not included in the Assets.  In addition, for a period of one year after Closing, Buyer shall include in its internet sites a link to Seller’s internet sites in respect of such names.

3.14.                     Retention of Records.  After the Closing Date, Buyer shall retain for a period of five years after the Closing Date those records of Seller delivered to Buyer.  Buyer also shall provide Seller reasonable access thereto, during normal business hours and on at least three days’ prior written notice, for any reasonable purpose that (a) relates to the Business conducted by Seller on or prior to the Closing Date, this Agreement or the Contemplated Transactions and (b) is specified in such notice, including to enable Seller to prepare financial statements or Tax Returns and to deal with Tax audits, indemnification claims and litigation.  After the Closing Date, Seller shall provide Buyer and its representatives reasonable access to records that relate to the Business, during normal business hours and on at least three days’ prior written notice, for any reasonable purpose related to the Business specified by Buyer in such notice.

3.15.                     Use of Name.  Seller grants to Buyer the non-exclusive license to use the names “Comfort Systems USA, Inc.”, “Comfort Systems” and any derivative or other names currently used by Seller that are not owned by Seller (the “Comfort System Names”) for 180 days after the Closing Date, as or as part of any trade name, corporate name, domain name, trademark, service mark, logo, design or other source indicator appearing on the Assets prior to the Closing Date.  Buyer shall use reasonable best efforts to remove, redact, strike through or cover the Comfort Systems Names from the Assets as soon as practicable, and in any event within 180 days after the Closing Date, although Buyer may continue to use the Comfort Systems Names in a neutral, non-trademark sense to communicate the historical affiliation of Seller.

3.16.                     Third Party Guaranty Arrangements.  Buyer will use reasonable efforts to replace all Third Party Guaranty Arrangements existing on the Closing Date within 45 days after the Closing Date.  If Buyer is unable to replace any Third Party Guaranty Arrangement existing on the Closing Date, then Buyer will pay to Comfort Systems a pro rated portion of the premium payable in respect of such Third Party Guaranty Arrangement for each job secured thereby, based on the percentage of such job that remains to be completed after the Closing Date.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE COMFORT SYSTEMS GROUP

The Comfort Systems Group jointly and severally represents and warrants to the ALC Group as set forth in this Article IV.  All Schedule disclosures in this Article IV shall separately disclose such matters for each of Twin Cities and UES.

4.1.                            Organization; Qualification.  Twin Cities is a corporation duly organized, validly existing and in good standing under the laws of Minnesota.  UES is a limited partnership duly organized, validly existing and in good standing under the laws of Texas.  Seller has the power and authority (a) to own or lease, and operate, its properties, (b) to enter into this Agreement and the Other Agreements to which it is or is to become a party, (c) to perform its obligations under this Agreement and such Other Agreements and (d) to carry on its business as now conducted.  Twin Cities is duly qualified and in good standing as a foreign corporation and is duly authorized to transact business in each jurisdiction where the character of the properties owned or leased by it or the nature of the activities conducted by it make such qualification and good standing necessary.  UES is duly qualified and in good standing as a foreign limited partnership and is duly authorized to transact business in each jurisdiction where the character of the properties owned or leased by it or the nature of the activities conducted by it make such qualification and good standing necessary.

4.2.                            Authorization; Enforceability.  This Agreement and each Other Agreement to which the Comfort Systems Group is a party have been duly executed and delivered by the Comfort Systems Group and constitute the legal, valid and binding obligations of the Comfort Systems Group, enforceable against the Comfort Systems Group in accordance with their respective terms.  Each Other Agreement to which the Comfort Systems Group is to become a party, when executed and delivered by the Comfort Systems Group, shall constitute the legal, valid and binding obligation of the Comfort Systems Group, enforceable against the Comfort Systems Group in accordance with its terms.  The Comfort Systems Group has duly and validly authorized this Agreement and the Other Agreements to which it is or is to become a party and all of the Contemplated Transactions to be taken by it.

4.3.                            No Violation of Laws or Agreements; Legal Approvals; Consents.  The execution, delivery and performance by the Comfort Systems Group of this Agreement and the Other Agreements and the consummation of the Contemplated Transactions do not and will not directly or indirectly (with or without notice or the lapse of time or both) (i) conflict with or violate any provision of the Governing Documents of the Comfort Systems Group or the resolutions adopted by the Board of Directors or other governing body of the Comfort Systems Group, (ii) conflict with or violate any Legal Requirement applicable to the Comfort Systems Group, (iii) violate, or result in a breach, default or acceleration under, or give rise to any penalty or any right of termination or modification or any other remedy under, any Contract to which any member of the Comfort Systems Group is a party or by which any member of the Comfort Systems Group is bound, any Governmental Authorization held by Seller or any other Asset, or (iv) accelerate any Assumed Liability.  Except as disclosed on Schedule 4.3, the Comfort Systems Group is not required to make, give or obtain any Legal Approvals or Consents in connection with the execution, delivery or performance by the ALC Group of this Agreement or any Other Agreement or the consummation by the ALC Group of the Contemplated Transactions.

4.4.                            Subsidiaries and Investments; SPEs.  The Assets do not contain any shares of capital stock of, or other equity interest in, any Subsidiary or SPE.

4.5.                            Records; Financial Information; Guarantees; Long Term Contracts.

(a)                                 Records; Compliance.  The books of account and related records of Seller reflect accurately and in reasonable detail the material Assets and Assumed Liabilities.  The books of account of Seller represent actual, bona fide transactions and have been maintained in accordance with sound business practices, including adequate internal controls.  The minute books of Seller contain accurate and complete records of all meetings held of, and corporate or partnership action taken by, the stockholders, the Board of Directors of Seller and committees of the Board of Directors, or partners, as the case may be, of Seller.  No meeting of stockholders, the Board of Directors of Seller or committees of the Board of Directors, or of the partners, as the case may be, of Seller has been held for which minutes have not been prepared and are not contained in the minute books of Seller.  All minute books of Seller have been made available to Buyer.

(b)                                 Financial Statements.  Attached as Exhibit E are the unaudited consolidated balance sheets and income statements for each of Twin Cities and UES at December 31, 2002, December 31, 2003 and December 31, 2004, and for the years then ended, and the unaudited interim consolidated balance sheets and income statements for each of Twin Cities and UES at September 30, 2005, and for the periods then ended (collectively, the “Financial Statements”).  The Financial Statements (i) are accurate, correct and complete in all material respects in accordance with the books of account and records of Seller, (ii) have been prepared in accordance with GAAP on a consistent basis throughout the indicated periods, except that they do not contain footnotes and the interim financial statements contain no year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse), and (iii) fairly present in all material respects the consolidated financial condition, assets and liabilities and results of operation of Twin Cities or UES, as the case may be, at the dates and for the relevant periods indicated in accordance with GAAP on a basis consistently applied.  All references in this Agreement to “Interim Balance Sheet Date” mean September 30, 2005, and all references in this Agreement to the “Interim Balance Sheet” mean the respective balance sheets of Twin Cities and UES dated September 30, 2005 attached as Exhibit F.

(c)                                  Guarantees, Etc.  Schedule 4.5 identifies all outstanding guarantees, letters of comfort, letters of assurance, letters of credit, performance bonds, assurance bonds, surety agreements, indemnity agreements and any other legally binding forms of assurance or guaranty in connection with the Business, whether or not issued by Seller, Comfort Systems, any other Related Party or any other person (“Third-Party Guaranty Arrangements”).

(d)                                 Long Term Contracts. All long term customer Contracts of Seller are identified on Schedule 4.13 and accounted for in the Financial Statements using the percentage of completion method of accounting on a basis consistently applied using costs based on work actually completed.  Seller has delivered to Buyer Seller’s POC schedule as of November 30, 2005 (“Seller’s POC Schedule”), which contains complete work in progress information for each customer as of such date.  Seller’s POC Schedule, in the aggregate, fairly represents as of November 30, 2005, in all material respects, the total estimated contract costs (taking into account man-hours required, project duration, cost of labor and materials, including any escalation thereof, subcontractor costs and other elements of contract costs), earned revenues to such date, estimated gross profits (in dollars and percentages) and actual gross profit recognized to such date (in dollars).  Seller’s POC Schedule also includes with respect to contracts as of such date, the following information:  job number, job name, contract price, dollar amount of pending change orders, total estimated contract price, actual billings to date, costs to date and total estimated contract costs.  Except as disclosed on Seller’s POC Schedule or in the Financial Statements, no member of the Comfort Systems Group has been notified of or is aware of any dispute over amounts billed by Seller or of any intention to hold back amounts in excess of contractually permitted holdbacks.  During the past two years, Seller has not changed the accounting methodology, standards or assumptions that it uses in connection with the completion method of accounting for long term customer Contracts or determining its POC Liability.  All reasonably foreseeable losses on all long term customer Contracts are fully provided for in the Financial Statements.  Except as set forth on Seller’s POC Schedule, all reasonably foreseeable losses on all long term customer Contracts are fully provided for in the Financial Statements.  The net of (a) billings for work not yet performed and (b) work performed but not yet billed, is fairly and accurately presented as of November 30, 2005 on Seller’s POC Schedule.

4.6.                            Undisclosed Liabilities.  Seller has no material Liabilities except:  (i) those reflected or reserved against on the Interim Balance Sheet and those disclosed in the footnotes to the Financial Statements; (ii) those not required under GAAP to be reflected or reserved against in the Interim Balance Sheet that are expressly quantified and set forth in the Contracts and Governmental Authorizations (other than for breach or non-performance); (iii) those disclosed on Schedule 4.6; and (iv) those that have arisen in the ordinary course of business of Seller after the Interim Balance Sheet Date (“Post-Balance Sheet Liabilities”).  All Post-Balance Sheet Liabilities are materially consistent in amount and character with past practice and experience.  No Post-Balance Sheet Liability has had or could reasonably be expected to have a material adverse effect on the Business, Assets, financial condition or results of operation of Buyer.  No material Post-Balance Sheet Liability is a result of a breach by the Comfort Systems Group of contract or warranty, a tort or infringement, or violation by the Comfort Systems Group of any property rights or Legal Requirements.

4.7.                            No Changes.  Since the Interim Balance Sheet Date, Seller has conducted the Business only in the ordinary course, consistent with past practice.  During the past 12 months, except as expressly disclosed on Schedule 4.7, there has been no:

(i)                                    material change in the Business, financial condition or results of operations of Seller;

(ii)                                material damage or destruction to the Assets, whether or not covered by insurance (other than inventory and supply damage offset by fully collectible freight claims against common carriers for the fair value thereof);

(iii)                            strike, labor union organizing attempts or other labor trouble at Seller;

(iv)                              declaration or payment of any non-cash dividend, or other non-cash distribution, redemption or purchase of shares;

(v)                                  increase in the salary, wage or bonus of any employee of Seller (other than routine increases in the salaries, wages and bonuses of non-executive employees in the ordinary course of business consistent with past practice), or payment of any bonuses to any employee of Seller;

(vi)                              asset acquisition or expenditure, including capital expenditure, in excess of $50,000 in the aggregate by Seller, other than the purchase of inventory in the ordinary course of business;

(vii)                          change in any method of accounting by Seller;

(viii)                      payment by Seller to, or transaction by Seller with, any Related Party (including any transfer of any non-cash assets to any Related Party), which payment or transaction is not specifically disclosed on Schedule 4.17;

(x)                                 disposition by Seller of any asset (other than inventory in the ordinary course of business) for more than $50,000 in the aggregate or for less than fair market value;

(xi)                             payment, prepayment or discharge by Seller of any Liability other than in the ordinary course of business, or any failure to pay any material Liability when due;

(xii)                         write-offs or write-downs of any assets of Seller in excess of $25,000 in the aggregate;

(xiii)                     creation or incurrence by Seller of any material Indebtedness or Encumbrance other than in the ordinary course of Business consistent with past practice;

(xiv)                       termination of any material customer Contract; or

(xv)                           agreement or commitment to do any of the foregoing.

4.8.                            Taxes.

(a)                                 Tax Returns; Payment.  The Comfort Systems Group has filed on a timely basis all Tax Returns that are or were required to be filed by or with respect to Seller under applicable Legal Requirements.  All such Tax Returns were correct and complete in all respects and have been prepared in accordance with applicable Legal Requirements.  The Comfort Systems Group has paid all Taxes of Seller that have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by the Comfort Systems Group, except such Taxes, if any, as are listed on Schedule 4.8(a) and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP and the Comfort Systems Group’s past custom and practice) have been provided on each balance sheet of Seller.  No unresolved claim has been made by a Taxing authority of a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by such jurisdiction.  There are no liens for Taxes on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax.  Seller has no Liability for the Taxes of any person (other than Seller) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

(b)                                 Delivery of Tax Returns and Information Regarding Audits and Potential Audits.  Seller has delivered or made available to Buyer copies of, and Schedule 4.8(b) contains a complete and accurate list of, all Tax Returns of Seller filed since December 31, 2003.  Schedule 4.8(b) contains a complete and accurate list of all Tax Returns of Seller that have been audited or are currently under audit and accurately describes any deficiencies or other amounts that were paid or are currently being contested.  All deficiencies proposed as a result of such audits have been paid, reserved against, settled or are being contested in good faith by appropriate proceedings as described on Schedule 4.8(b).  Seller has delivered, or made available to Buyer, copies of any examination reports, statements or deficiencies or similar items with respect to such audits.  Except as set forth on Schedule 4.8(b), there is no pending, or, to the knowledge of the Comfort Systems Group, threatened or anticipated, assessment of any additional Tax against Seller for any taxable period for which Tax Returns have been filed.  Schedule 4.8(b) contains a complete and accurate list of all Tax Returns for which the applicable statute of limitations has not run.  Except as described on Schedule 4.8(b) Seller has not waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(c)                                  Withholding.  Seller has withheld and paid all material Taxes required under applicable Legal Requirements to have been withheld and paid by Seller in connection with any amounts paid or owing by Seller to any employee, independent contractor, creditor, stockholder or other person, and all IRS Forms W-2 and 1099 required with respect thereto have been properly and timely filed.

(d)                                 Other Matters.  Seller has made no payment, is not obligated to make any payment, and is not a party to any agreement that under any circumstances could obligate it to make any payment, that will not be deductible under Section 162(m) of the IRC or would constitute, separately or in the aggregate, any “excess parachute payment” under Section 280G of the IRC.  Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the IRC.

4.9.                            Inventory.  The inventory included in the Assets is valued on the books and records of Seller and in the Financial Statements consistent with past practice and has, in the aggregate, a value that is not less than the aggregate fair market value for such inventory.  Except as reserved in the Financial Statements, all of the finished goods inventory included in the Assets is in good, merchantable and usable condition and is salable in the ordinary course of business within a reasonable time and at normal profit margins.  Except as reserved in the Financial Statements, all of the parts, raw materials and work-in-process inventory included in the Assets can reasonably be expected to be consumed in the ordinary course of business within a reasonable period of time.  Except as reserved in the Financial Statements, none of the inventory included in the Assets is obsolete, slow-moving, has been consigned by Seller to others, or is on consignment to Seller from, or is owned by, others. The quantities of each item of inventory included in the Assets (whether raw materials, parts, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of Seller.  All of the inventory included in the Assets is identified on and located at the locations identified on Schedule 4.9.  inventory shall be stated on a basis consistent with past practice, but in no event shall the aggregate value for inventory exceed the aggregate fair market value for inventory;

4.10.                     Receivables.  Schedule 4.10 identifies each trade and other account receivable of Seller included in the Assets (collectively, “Receivables”) outstanding as of November 30, 2005 on an aged basis by account debtor.  All Receivables, whether reflected on the Interim Balance Sheet, disclosed on Schedule 4.10 or created after the Interim Balance Sheet Date, arose from bona fide sale or service transactions of Seller.  Except as set forth on Schedule 4.10, no portion of any Receivable is subject to any counterclaim, defense or set-off, or is otherwise in dispute.  All of the Receivables (a) are collectible in the ordinary course of business and (b) will be fully collected without setoff (i) in the case of Receivables designated as retainage, within 18 months after the Closing Date and (ii) in the case of all other Receivables, within one year after the Closing Date, in each case subject to Buyer using commercially reasonable efforts (excluding litigation and assignment to a collection agency) to collect the Receivables.

4.11.                     Condition of Assets; Title; Business.  The buildings, plants, structures, furniture, fixtures, machinery, equipment, tools, improvements and other tangible personal property owned or used by Seller and included in the Assets are (a) in all important functional respects, structurally sound and in good operating condition and repair, ordinary wear and tear excepted, (b) adequate for the uses to which they are being put and (c) sufficient for the continued conduct of the Business after Closing in substantially the same manner as conducted prior to the Closing.  None of the Assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.  Seller has good, marketable and exclusive title to all of the Assets, except those under lease identified in Schedule 4.13.  All of the Assets (i) are reflected on the Interim Balance Sheet, (ii) are not, under GAAP, required to be reflected thereon or (iii) have been acquired after the Interim Balance Sheet Date in the ordinary course of business.  The Assets, together with the services to be provided by the Transition Services Agreement, include all assets and services that are currently used in the operation of the Business.  Seller does not own or lease any material assets not used in the Business.  None of the

Assets is subject to any Encumbrance other than the Encumbrances identified on Schedule 4.11 (“Permitted Encumbrances”).  All of the Assets (including tooling and dies used in the Business) are located at the locations identified on Schedules 4.9, 4.11 or 4.16.  Any trade names used in the Business are identified on Schedule 4.11.  Seller’s fiscal year ends on December 31.  Seller is engaged in the Business and no other business.  Twin Cities installs and services HVAC controls only in Minnesota, and UES installs and services HVAC controls only in Texas and Louisiana.  Since December 31, 2000, Seller has not (A) discontinued any operations, (B) ceased doing business, (C) sold all or substantially all of its operating assets, (D) operated a business not related to the Business or (E) been involved in any merger, consolidation, combination, amalgamation, liquidation, division, dissolution proceedings, bankruptcy or moratorium proceeding.

4.12.                     Legal Proceedings.  Except as disclosed on Schedule 4.12, no Legal Proceeding is pending or, to the knowledge of the Comfort Systems Group, threatened against Seller.  Except as disclosed on Schedule 4.12, Seller does not have pending any Legal Proceeding against any Third Party.  Seller has delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Legal Proceeding identified on Schedule 4.12.  To the knowledge of the Comfort Systems Group, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any material Legal Proceeding against Seller.

4.13.                     Contracts; Compliance.

(a)                                 Contracts.  Disclosed on Schedule 4.13 is a brief description of each Contract (other than this Agreement and the Other Agreements), and all amendments thereto, that:  (i) is material to the Business or the Assets or both; (ii) involves the purchase, sale or lease of any asset, materials, supplies, inventory, services or goods in excess of $100,000; (iii) is a reseller agreement, (iv) has an unexpired term of more than six months from the date of this Agreement, taking into account the effect of any renewal options; (v) relates to the borrowing or lending of any money (including conditional sales agreements) or guarantee or surety of any obligation, or otherwise evidences Indebtedness; (vi) limits the right of Seller (or, after Closing, Buyer) to compete in any line of business or otherwise restricts any right Seller (or, after Closing, Buyer) may have; (vii) is an employment or non-customer consulting Contract involving payment of compensation and benefits in excess of $25,000 per year; (viii) is a contract with a labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment; (ix) is a contract providing for payments to or by any person based on sales, purchases or profits, other than direct payments for goods; (x) is a contract not denominated in U.S. dollars; (xi) is a written warranty, guaranty and/or other similar undertaking with respect to contractual performance extended by Seller other than in the ordinary course of business; (xii) is a lease, license, rental, occupancy or conditional sales agreement; (xiii) is a joint venture, partnership or other agreement involving the sharing of profits, losses, costs or liabilities; (xiv) is a barter or similar agreement; (xv) is a power of attorney; (xvi) is an agreement that expressly provides for the undertaking by Seller for consequential damages (not including (A) claims for delay or (B) express liquidated damages in customer contracts); (xvii) is an agreement pursuant to which Seller has agreed to indemnify or exonerate any officer, director or employee of Seller with respect to any matter; (xviii) if terminated would have a material adverse effect on the Business; (xix) is a financial guarantee or financial surety agreement;

(xx) is an agreement for the disposition of any material business or product line of Seller or any material assets of Seller; (xxi) is a sales or manufacturer’s representative agreement or distributor agreement; (xxii) is with a Governmental Body; (xxiii) a Contract related to the acquisition of Seller or the Business; or (xxiv) was not entered into by Seller in the ordinary course of business.  Schedules 4.13 separately identifies all outstanding material offers and solicitations made to or by Seller for customer projects in excess of $100,000.  True and complete copies of all Contracts (that are in writing) have been delivered to Buyer.

(b)                                 Compliance.  Each Contract is a legal, valid and binding obligation of Seller and is in full force and effect.  Except as disclosed on Schedule 4.13, no Legal Approval or Consent is needed in order for the Contracts to continue in full force and effect under the same terms and conditions currently in effect following consummation of the Contemplated Transactions.  To the knowledge of the Comfort Systems Group, each Contract is a legal, valid and binding obligation of each other party to such Contract.  To the knowledge of the Comfort Systems Group, no Contract will, upon completion or performance thereof, have a material adverse effect on the Business, Assets, financial condition or results of operation of Seller.  Each of Seller and, to the knowledge of the Comfort Systems Group, each other party to each Contract, has performed all obligations required to be performed by it under such Contract and is not in breach or default under such Contract.  To the knowledge of the Comfort Systems Group, no event has occurred, and no condition or state of facts exists (or would exist upon the giving of notice or the lapse of time or both), under any Contract that (A) would become or cause a material breach, default or event of default under such Contract, (B) would give to any person the right to terminate, or cause an acceleration of any material Liability under, such Contract or (C) would cause any customer or distributor to terminate or not renew such Contract.  Seller is not currently renegotiating any material Contract other than in the ordinary course of business.  Seller has not received any notice of actual, alleged, possible or potential default, violation, cancellation, non-renewal or price increase or sales or production allocation with respect to any material customer Contract.

4.14.                     Governmental Authorizations.  Schedules 4.14 and 4.22 identify all material Governmental Authorizations that are required under applicable Legal Requirements to conduct and operate the Business in the manner currently conducted and to own, operate and use the Assets in the manner in which they are currently owned, operated and used.  Each such Governmental Authorization is valid, subsisting and in full force and effect; and no appeals or other Legal Proceedings are pending or threatened with respect to the issuance, terms or conditions of any such Governmental Authorization.  Seller is in full compliance in all material respects with, and has fulfilled and performed its obligations in all material respects under, each such Governmental Authorization.

4.15.                     Compliance with Legal Requirements.  Seller is and has been in full compliance in all material respects with all Legal Requirements applicable to Seller and the Business.  To the knowledge of the Comfort Systems Group, no event has occurred or condition or state of facts exists that (with or without notice or lapse of time or both) (a) may constitute or result in a violation by Seller of, or a failure by Seller to comply with, any Legal Requirement, or (b) may give rise to any Liability on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature (including any Environmental Remedial Action).  Seller has not received any notice or other communication (whether oral or written) from any

Governmental Body or any other person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement or (ii) any actual, alleged, possible, or potential Liability on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature (including any Environmental Remedial Action).

4.16.                     Real Property.  Schedule 4.16 (a) discloses all real properties currently occupied, used or leased by Seller or in which Seller has an interest (such real properties, including buildings, structures, fixtures, improvements, leaseholds, privileges, rights, easements, hereditaments, appurtenances and related rights of every nature, collectively, the “Real Property”) and (b) identifies the record title holder of all Real Property.  Seller owns no real property.  Seller has the right to quiet enjoyment of all Real Property in which it holds a leasehold interest for the full term, including all renewal rights, of the leasehold interest.  Schedule 4.16 identifies each lease agreement, and all amendments and supplements thereto, for each parcel of Real Property.  The use and operation of all Real Property conform in all material respects to all applicable building, zoning, safety and subdivision laws, Environmental Laws and other Legal Requirements and all restrictive covenants and restrictions and conditions affecting title.  Seller has not received any written or oral notice of assessments for public improvements against any Real Property or any written or oral notice or Order by any Governmental Body, insurance company or board of fire underwriters or other body exercising similar functions that (i) relates to violations of building, safety or fire ordinances or regulations, (ii) claims any defect or deficiency with respect to any Real Property or (iii) requests the performance of any repairs, alterations or other work to or in any Real Property or in any streets bounding the Real Property.

4.17.                     Transactions With Related Parties.  No Related Party is or has been during the past year a party to any material transaction, agreement or understanding with Seller, except for (a) arrangements disclosed on Schedule 4.17 and (b) transfer of cash made from Seller to any Related Party in the ordinary course of business.  Schedule 4.17 separately identifies (i) all services that Comfort Systems or its Affiliates provide to the Business, (ii) all assets that Comfort Systems or its Affiliates own or lease that are used in the Business and (iii) all outstanding Liabilities of Comfort Systems or its Affiliates that are related to the Business.  Schedule 4.17 discloses the components of any management fees paid by Seller to Comfort Systems or its Affiliates since January 1, 2004.  Except as disclosed on Schedule 4.17, no Related Party (A) uses any of the Assets except directly in connection with the Business, (B) owns or has any interest in any of the Assets or any other asset used in the Business, (C) is a party to any Contract, (D) has any financial interest in the Business or (E) engages in any business with Seller.  Except as disclosed on Schedule 4.17, no Related Party has any claim of any nature, including any inchoate claim, against any of the Assets or the Business.

4.18.                     Labor Relations.  Seller has complied in all material respects with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits and other requirements, the payment of social security and similar Taxes and occupational safety and health.  No employee of Seller is represented by a union or other labor organization, and Seller is not aware of any union organizing activities.  No representation election, arbitration proceeding, grievance, picketing, labor strike, dispute, slowdown, lockout, stoppage or other labor trouble is pending or, to the knowledge of the Comfort Systems Group, threatened against Seller.  No complaint against Seller is pending or, to the knowledge of the Comfort Systems Group, threatened before the National Labor Relations Board, the Equal Employment Opportunity Commission or any similar state or local agency.  Except as disclosed on Schedule 4.18, as of the Interim Balance Sheet Date, Seller has no contingent Liability for sick leave, vacation time, severance or occupational disease pay not fully reserved on the Interim Balance Sheet.  Schedule 4.18 contains a complete and accurate list of the following for each employee or director of Seller, including each employee on leave of absence or layoff status:  employer; name; job title; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any Seller Plan.  Except as disclosed on Schedule 4.18, Seller has not made a commitment to increase the salaries, bonuses or other benefits and compensation of the employees employed in the Business.  Schedule 4.18 separately discloses all employment or retention agreements that would obligate Seller to make any form of severance or termination payment on stipulated conditions, including discharge after a change of control.

4.19.                     Products Liability; Product Warranties; Insurance.

(a)                                 Product Liability.  Seller has no products liability relating to any product manufactured, distributed or sold by Seller that does not relate to any product assembled or manufactured by, or any services provided by, ALC or any of its subsidiaries.  Schedule 4.19(a) identifies a claims history for products liability against Seller during the past five years.  Schedule 4.19(a) separately discloses all products that Seller currently sells or previously sold that contain asbestos or silica or other potentially hazardous or toxic materials.

(b)                                 Products and Service Warranties.  Schedule 4.19(b) discloses and describes the terms of all of Seller’s outstanding product and service warranties for products sold or serviced prior to the Closing Date.  Schedule 4.19(b) discloses all currently outstanding product or service warranty claims that have not been resolved to the customer’s complete satisfaction.  During the past three years, Seller has not satisfied any material products warranty or service claims by its customers in excess of the stated express warranties.  Schedule 4.19(b) discloses the product warranty claims experience of Seller for the past three years.

(c)                                  Insurance.  Schedule 4.19(c) discloses all insurance policies with respect to which Seller is the owner, insured or beneficiary.  Schedule 4.19(c) discloses all self-insurance arrangements by Seller and all obligations by Seller to Third Parties with respect to insurance.  Seller has complied with all of the terms and conditions of the insurance policies identified on Schedule 4.19(c) and has given notice to the insurer of all claims that may be covered thereby.  Seller has paid all premiums due under each such insurance policy and will not have any Liability after the Closing for retrospective or retroactive premium adjustments or other experienced-based liability.  No notice of cancellation has been received with respect to any insurance policy identified in Schedule 4.19(c).  Schedule 4.19(c) contains a summary of the loss experience under each liability policy of Seller for the past five years and separately for all claims that were self insured.  Schedule 4.19(c) discloses the manner in which Seller provides coverage for workers’ compensation.

4.20.                     Intellectual Property Rights.

(a)                                 Identification; Validity; Etc.  Schedule 4.20 discloses all of the trademark and service mark rights, applications and registrations, trade names, fictitious names, service marks, logos and brand names, copyrights, copyright applications, and licenses of any of the foregoing, that (a) are owned or used by Seller in the Business and (b) are material to the Business.  Seller has no patents or patent applications.  Schedule 4.20 also discloses Seller’s telephone numbers, facsimile numbers, yellow pages and other advertising, e-mail addresses, internet sites containing Business product information and all domain names owned by or for the benefit of Seller.  Seller has the entire right, title and interest in and to, or has the exclusive perpetual royalty-free right to use, (i) the intellectual property rights disclosed on Schedule 4.20 and (ii) all other processes, know-how, show-how, formulae, trade secrets, inventions, discoveries, improvements, blueprints, specifications, drawings, designs, moral rights, Software, technical documentation of the Software, and other proprietary rights that are material to the Business (all of the items described in clauses (i) and (ii) above, collectively, “Intellectual Property”).  Schedule 4.20 separately discloses all Intellectual Property under license to Seller and all other Contracts relating to Intellectual Property owned, used or leased by Seller.  To the knowledge of the Comfort Systems Group, the Intellectual Property is valid and not the subject of any interference, opposition, reexamination or cancellation.  To the knowledge of the Comfort Systems Group, no person is infringing upon, nor has any person misappropriated, any Intellectual Property.

(b)                                 Trademarks; Copyrights; Trade Secrets.  All of the issued registered trademarks and copyrights identified on Schedule 4.20 are currently in compliance with all Legal Requirements (including payment of filing, examination, and maintenance fees, proofs of working or use, the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.  Seller has taken reasonable precautions to protect the secrecy, confidentiality and value of the trade secrets.

4.21.                     Employee Benefits.

(a)                                 Seller Plans.  Schedule 4.21 discloses all written and unwritten Benefit Plans (other than Multiemployer Plans), whether or not funded and whether or not terminated, (i) which are maintained or sponsored by Seller, (ii) with respect to which Seller has or may have Liability or is obligated to contribute, (iii) which cover any of the current or former employees of Seller or their beneficiaries, (iv) in which any current or former employees of Seller or their beneficiaries participated or were entitled to participate or (v) under which any current or former employees of Seller or their beneficiaries accrue or have accrued any rights (each, a “Seller Plan”).

(b)                                 Seller Group Matters; Funding.  Neither Seller, nor any corporation or other trade or business that may be aggregated with Seller under Sections 414(b), (c), (m) or (o) of the IRC (the “Seller Group”), has any obligation to contribute to, or any direct or indirect Liability with respect to, any Benefit Plan of the type described in Sections 4063 and 4064 of ERISA or Section 414(c) of the IRC.  Seller does not have, and, after the Closing, Buyer will not have, any Liability with respect to any Benefit Plan of any other member of Seller Group that is not a Seller Plan, whether as a result of delinquent contributions, distress terminations, fraudulent transfers, failure to pay premiums to the PBGC, withdrawal liability or otherwise.

(c)                                  Compliance.  All Seller Plans and all related trusts, insurance contracts and funds have been created, maintained, funded and administered in compliance in all material respects with all applicable Legal Requirements and the underlying or applicable plan document, trust agreement, insurance policy or other writing.  No Seller Plan is, or is proposed to be, under audit or investigation.  No completed audit of any Seller Plan has resulted in the imposition of any Tax, fine or penalty.  There are no actions or proceedings (other than routine claims for benefits) pending, threatened or anticipated with respect to Seller Plans.

(d)                                 Qualified Plans.  Schedule 4.21 separately discloses each Seller Plan that purports or is intended to be a qualified plan under Section 401(a) of the IRC and exempt from United States federal income Tax under Section 501(a) of the IRC (a “Qualified Plan”).  A determination letter (or opinion or notification letter, if applicable) has been received from the IRS that each Qualified Plan is qualified under Section 401(a) of the IRC and exempt from federal income Tax under Section 501(a) of the IRC.  No Qualified Plan has been amended since the date of the most recent IRS letter.  No member of the Seller Group or, the knowledge of the Comfort Systems Group, any fiduciary of any Qualified Plan or any agent of any member of the Seller Group or any fiduciary of any Qualified Plan, has done or failed to do anything that would adversely affect the qualified status of a Qualified Plan or the qualified status of any related trust.

(e)                                  Defined Benefit Plans.  No Seller Plan is a defined benefit plan as defined in Section 3(35) of ERISA (a “Defined Benefit Plan”).

(f)                                    Multiemployer Plans.  No Seller Plan is a multiemployer plan within the meaning of Section 3(37) or Section 4001(a)(4) of ERISA (a “Multiemployer Plan”).  No member of Seller Group has withdrawn from any Multiemployer Plan or incurred any withdrawal liability to or under any Multiemployer Plan.  No Seller Plan covers any employees of any member of Seller Group in any foreign country or territory.

(g)                                 Prohibited Transactions; Fiduciary Duties; Post-Retirement Benefits.  No prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the IRC) with respect to any Seller Plan exists or has occurred that could subject Seller to any material Liability or Tax under Part 5 of Title I of ERISA or Section 4975 of the IRC.  No member of Seller Group or, to the knowledge of the Comfort Systems Group, any administrator or fiduciary of any Seller Plan or any agent of any member of the Seller Group or any fiduciary of any Seller Plan, has engaged in any transaction or acted or failed to act in a manner that will subject Seller to any material Liability for a breach of fiduciary or other duty under ERISA or any other applicable Legal Requirements.  With the exception of the requirements of Section 4980B of the IRC, no post-retirement benefits are provided under any Seller Plan that is a welfare benefit plan as described in Section 3(1) of ERISA.

4.22.                     Environmental Matters.  Except as disclosed in Schedule 4.22:

(a)                                 Governmental Authorizations.  Schedule 4.22 identifies all Governmental Authorizations that are required by, or issued under, any applicable Environmental Law for the use or operation of the Real Property and Assets and the operation of the Business.

(b)                                 Compliance.  Seller is in compliance in all material respects with all Environmental Laws relating to or otherwise affecting the Business and the ownership or operation of the Real Property and Assets.  Seller has been in consistent compliance in all material respects with all Environmental laws relating to or otherwise affecting the Business and the ownership or operation of the Real Property and Assets.  To the knowledge of the Comfort Systems Group, there are no pending or proposed new Environmental Laws that might adversely affect the Business, Real Property or Assets either before or after Closing.

(c)                                  Environmental Liability.  Seller is not subject to any Environmental Liability, and Buyer will not after the Closing suffer or incur any Environmental Liability, based on any facts, circumstances or conditions relating to the Assets or the Business and existing on or prior to the Closing Date.  Without limiting the foregoing, Seller is not subject to any Environmental Liability, and Buyer will not after Closing suffer or incur any Environmental Liability, as a result of the action or inaction of any person, including:  (i) the violation of, or failure to comply with, any Environmental Law by Seller, any Predecessor or any other person for whose conduct Seller is or may be held responsible; (ii) the ownership or operation of the Real Property and the Assets, or any condition at the Real Property; (iii) the Release, threatened Release or presence of any Regulated Material at, on or under any Real Property; (iv) any Hazardous Activity conducted by Seller, any Predecessor or by any other person for whose conduct Seller is or may be held responsible; (v) any Release by Seller, any Predecessor or any other person acting as agent for or on behalf of Seller on any other property; (vi) any Environmental Remedial Action required to be taken by Seller or any Predecessor; or (vii) the treatment, storage, transportation or disposal of any Regulated Material at any facility, or the arrangement for treatment, storage, transportation or disposal of any Regulated Material at any facility, from which there is a Release or threatened Release of Regulated Material.

(d)                                 Treatment, Disposal & Releases.  Neither Seller nor any other person has treated, stored, recycled or disposed of any Regulated Material on any Real Property or any part of the Facilities in violation of any Environmental Law or in a manner that could result in any Environmental Liability.  There is and has been no Release or threat of Release of any Regulated Material to the Environment at, on or under or related to any Real Property or Facility in violation of any Environmental Law or that could give rise to an Environmental Liability.  There is no Regulated Material present in the Environment at, on or under any Real Property in violation of any Environmental Law or that could give rise to any Environmental Liability.

(e)                                  Transactions with Listed Hazardous Sites.  Neither Seller nor any Predecessor has arranged for the treatment or disposal of any Regulated Material generated at the Facilities or Assets or related to the Business, or arranged for the transportation of any such Regulated Material for treatment or disposal, at any Listed Hazardous Site.

(f)                                    Status of Real Property.  None of the Real Property is listed, or to the knowledge of the Comfort Systems Group, proposed for listing, on (i) the National Priorities List under CERCLA, (ii) CERCLIS or (iii) any list established by a Governmental Body of sites potentially requiring Environmental Remedial Action.

(g)                                 Existing Claims; Certain Regulated Materials; Storage Tanks.  Seller has not received any request for information, notice of claim, demand or other notification or communication that Seller is or may be potentially responsible with respect to any Environmental Liability, Environmental Remedial Action or any threatened or actual Release of any Regulated Material.  There has been no past, and there is no pending or, to the knowledge of the Comfort Systems Group, contemplated, claim by or against Seller under any Environmental Law.  Seller has not entered into any agreement with any person regarding any Environmental Law, Environmental Remedial Action or other Environmental Liability or expense.

(h)                                 Storage Tanks.  All storage tanks located on the Real Property, whether underground or aboveground, are disclosed on Schedule 4.22.  All tanks and associated piping have been maintained, inspected and tested in compliance with applicable Environmental Laws, are in sound condition and are not leaking and have not leaked.  All storage tanks on the Real Property which were previously removed from service have been properly closed in compliance with all applicable Environmental Laws, and with respect to each such tank, testing and observations confirm that there were no Releases requiring Environmental Remedial Actions, or that any required Environmental Remedial Actions have been completed.

(i)                                    PCBs and Asbestos Containing Materials.  There is no PCB Equipment at the Real Property.  There is no Regulated Asbestos Containing Material at the Real Property.

4.23.                     Asbestos or Silica Activity.  Neither Seller nor, to the knowledge of the Comfort Systems Group, any Predecessor has possessed, purchased, sold, brokered, owned, leased, used, manufactured, fabricated, controlled, handled, encapsulated, disposed of, remediated, or transported any asbestos or silica or any products, assets, materials, supplies or other property (including personal property, real property and fixtures) containing asbestos or silica (any one of the foregoing, an “Asbestos or Silica Activity”).  Neither Seller nor, to the knowledge of the Comfort Systems Group, any Predecessor has engaged, directed or instructed by any means or methods, including by contract, subcontract, independent contractor, respondeat superior, arrangement or custom, any person to conduct any Asbestos or Silica Activity.

4.24.                     Certain Payments.  During the past five years, neither Seller nor any director, officer, agent or employee of Seller, nor any other person associated with or acting for or on behalf of Seller, has directly or indirectly:  (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions, or in respect of special concessions already obtained, for Seller or any Affiliate of Seller or (iv) in violation of any applicable Legal Requirements; or (b) established or maintained any fund or asset that has not been recorded in the books and records of Seller.  Seller has at all times been in compliance with all Legal Requirements relating to export control and trade embargoes.

4.25.                     Customer Relations.  There exists no condition or state of facts or circumstances involving Seller’s customers, suppliers, distributors or sales representatives that Seller can reasonably foresee could materially adversely affect the Business or the Assets after the Closing Date.  Except as disclosed on Schedule 4.25, no customer or distributor has, during the past year, (a) informed Seller of the intention of such customer or distributor to cease doing business with Seller, (b) refused to honor a purchase commitment from Seller or (c) advised Seller or its Affiliates that such customer or supplier may cease doing business with Seller, or may reduce the volume of business that it does with Seller, if it is acquired by Buyer or any of its Affiliates.

4.26.                     Finders’ Fees; No Existing Discussions.  Neither Seller nor any of its officers, directors or employees has employed any broker or finder or incurred any Liability for any brokerage fee, commission or finders’ fee in connection with any of the Contemplated Transactions.  Seller is not engaged, directly or indirectly, in any discussions or negotiations with any person with respect to any proposal to acquire, in any manner, the Assets.

4.27.                     Disclosure.  None of the representations or warranties of Seller contained in this Article IV and none of the information contained in the Schedules referred to in this Article IV is false or misleading in any material respect or omits to state a fact necessary to make the statements in this Article IV or in the Schedules to this Article IV not misleading in any material respect.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE ALC GROUP

The ALC Group jointly and severally represents and warrants to the Comfort Systems Group as set forth in this Article V.

5.1.                            Organization; Qualification.  ALC is a corporation duly organized, validly existing and in good standing under the laws of Georgia.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware.  Each member of the ALC Group has the power and authority (a) to own or lease, and operate, its properties, (b) to enter into this Agreement and the Other Agreements to which it is or is to become a party, (c) to perform its obligations under this Agreement and such Other Agreements and (d) to carry on its business as now conducted.  Buyer is duly qualified and in good standing as a foreign corporation and is duly authorized to transact business in each jurisdiction where the character of the properties owned or leased by it or the nature of the activities conducted by it make such qualification and good standing necessary.

5.2.                            Authorization; Enforceability.  This Agreement and each Other Agreement to which the ALC Group is a party have been duly executed and delivered by the ALC Group, and constitute the legal, valid and binding obligations of the ALC Group, enforceable against the ALC Group in accordance with their respective terms.  Each Other Agreement to which the ALC Group is to become a party, when executed and delivered by the ALC Group, shall constitute the legal, valid and binding obligation of the ALC Group, enforceable against the ALC Group in accordance with its terms.  The ALC Group has duly authorized this Agreement and the Other Agreements to which it is or is to become a party and all of the Contemplated Transactions to be taken by it.

5.3.                            No Violation of Laws or Agreements; Legal Approvals; Consents.  The execution, delivery and performance by the ALC Group of this Agreement and the Other Agreements and the consummation of the Contemplated Transactions do not and will not directly or indirectly (with or without notice or the lapse of time or both) (i) conflict with or violate any provision of the Governing Documents of the ALC Group or the resolutions adopted by the Board of Directors or other governing body of the ALC Group, (ii) conflict with or violate any Legal Requirement applicable to the ALC Group, or (iii) violate, or result in a breach, default or acceleration under, or give rise to any penalty or any right of termination or modification or any other remedy under, any Contract to which any member of the ALC Group is a party or by which any member of the ALC Group is bound.  Except as disclosed on Schedule 5.3, the ALC Group is not required to make, give or obtain any Legal Approvals or Consents in connection with the execution, delivery or performance by the ALC Group of this Agreement or any Other Agreement or the consummation by the ALC Group of the Contemplated Transactions.

5.4.                            Finders’ Fees.  Neither the ALC Group nor any of its officers, directors or employees has employed any broker or finder or incurred any Liability for any brokerage fee, commission or finders’ fee in connection with any of the Contemplated Transactions.

ARTICLE VI
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

6.1.                            Survival of Representations and Warranties.  All representations, warranties, covenants and obligations made by any party in this Agreement are several and independent legal obligations and shall survive the Closing for the periods specified in Section 6.4(c).  Any limitation or qualification set forth in any one representation or warranty in Articles IV or V shall not limit or qualify any other representation or warranty in Articles IV or V.  Each representation and warranty included in Articles IV and V is independent and shall be interpreted without regard to any other representation or warranty included in Articles IV or V.  The right to indemnification under this Article VI or any other remedy based on the breach or inaccuracy of any representation or warranty in Article IV or V, or breach of, or noncompliance with, any covenant or obligation in this Agreement, will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to any such representation, warranty, covenant or obligation.  The waiver by either party of any condition at Closing or the breach or inaccuracy of any representation or warranty, or breach of, or noncompliance with, any covenant or obligation in this Agreement, will not affect the right of such party to indemnification, payment of Damages or other remedy based on such breach, inaccuracy or noncompliance.  The Purchase Price Adjustment shall not adversely affect any rights of the ALC Group Indemnitees or the Comfort Systems Group Indemnitees under this Article VI.

6.2.                            Indemnification by the Comfort Systems Group.  Subject to the limitations set forth in Section 6.4, the Comfort Systems Group shall jointly and severally indemnify, defend, save and hold harmless the ALC Group and its officers, directors, employees, agents and Affiliates (each, an “ALC Group Indemnitee”) from and against, and shall reimburse the ALC Group Indemnitees for, all Damages directly or indirectly asserted against, imposed upon, or incurred or required to be paid by, any ALC Group Indemnitee (collectively, “ALC Group Damages”) and resulting from or in connection with:

(a)                                 any breach or inaccuracy of any representation or warranty made by the Comfort Systems Group in this Agreement (without giving effect to any supplement to the Schedules) (other than any representation or warranty in the last sentence of Section 4.10) or in any certificate or document delivered by the Comfort Systems Group in connection with this

Agreement or any Other Agreement to which the Comfort Systems Group is or is to become a party;

(b)                                 any breach or nonperformance of any covenant or obligation made by the Comfort Systems Group in connection with this Agreement or any Other Agreement to which the Comfort Systems Group is or is to become a party;

(c)                                  any Environmental Liability related to or arising as a result of the actions of any person other than Seller occurring prior to the Closing Date or during the current term of Seller’s lease of such property as in effect on the Closing Date, at or with respect to the Real Property located in Roseville, Minnesota or the Real Property located in Beaumont, Texas, in each case if and to the extent such Environmental Liability is not the responsibility of the landlord of such Real Property;

(d)                                 any Liability (i) arising out of any member of the Comfort Systems Group being a member of a controlled group or affiliated group or combined group of corporations of which Seller, Comforts Systems, their Affiliates or any other person are or were a part on or prior to the Closing Date, including those Liabilities imposed by Chapter 6 of Subtitle A of the IRC (Consolidated Returns), ERISA Section 4201(a) (Multiemployer Withdrawal Liability), ERISA Section 4062(a) (Single Employer Termination Liability), IRC Section 412(c)(11) and ERISA Section 302(c)(11) (Funding Liability), ERISA Section 4971(e) (Funding Excise Taxes) and ERISA Section 4007(e) (PBGC Premiums) and (ii) imposed upon the ALC Group based on theories, claims or judgments that the ALC Group is a successor or successor-in-interest;

(e)                                  any Liability relating to the failure to collect in the aggregate the full amount of (i) all Receivables designated as retainage within 18 months after the Closing Date and (ii) all other Receivables within one year after the Closing Date, in each case provided that the ALC Group has used commercially reasonable efforts (excluding litigation and assignment to a collection agency) to collect the Receivables (all such Liabilities, the “Receivables Damages”); and

(f)                                    all Retained Liabilities not otherwise incorporated in this Section 6.2.

6.3.                            Indemnification by the ALC Group.  Subject to the limitations set forth in Section 6.4, the ALC Group shall jointly and severally indemnify, defend, save and hold harmless the Comfort Systems Group and its officers, directors, employees, agents and Affiliates (each, a “Comfort Systems Group Indemnitee”) from and against, and shall reimburse the Comfort Systems Group Indemnitees for, all Damages directly or indirectly asserted against, imposed upon, or incurred or required to be paid by, any Comfort Systems Group Indemnitee (collectively, “Comfort Systems Group Damages”) and resulting from or in connection with:

(a)                                 any breach or inaccuracy of any representation or warranty made by the ALC Group in this Agreement (without giving effect to any supplement to the Schedules) or in any certificate or document delivered by the ALC Group in connection with this Agreement or any Other Agreement to which the ALC Group is or is to become a party;

(b)                                 any breach or nonperformance of any covenant or obligation made by the ALC Group in connection with this Agreement or any Other Agreement to which the ALC Group is or is to become a party;

(c)                                  all Assumed Liabilities not otherwise incorporated in this Section 6.3.

6.4.                            Limitation of Liability.  Notwithstanding the foregoing provisions of this Article VI, the Comfort Systems Group’s obligations after Closing to indemnify the ALC Group Indemnitees under Section 6.2(a), and the ALC Group’s obligations after Closing to indemnify the Comfort Systems Group Indemnitees under Section 6.3(a), shall be subject to all of the following limitations:

(a)                                 Threshold.  No indemnification of any ALC Group Indemnitee shall be made under Section 6.2(a) until the aggregate amount of the ALC Group Damages (other than Receivables Damages) exceeds $400,000, and thereafter indemnification of the ALC Group Indemnitees under Section 6.2(a) shall be made under this Agreement to the full extent of all ALC Group Damages (other than the Receivables Damages) including the amount up to $400,000. No indemnification of any Comfort Systems Group Indemnitee shall be made under Section 6.3(a) until the aggregate amount of the Comfort Systems Group Damages exceeds $ 400,000, and thereafter indemnification of the Comfort Systems Group Indemnitees under Section 6.3(a) shall be made under this Agreement to the full extent of all Comfort Systems Group Damages, including the amount up to $400,000.

(b)                                 Ceiling.  No indemnification of any ALC Group Indemnitee shall be made under Section 6.2(a) to the extent that the ALC Group Damages (other than the Receivables Damages) exceed in the aggregate 75% of the Purchase Price.  No indemnification of any Comfort Systems Group Indemnitee shall be made under Section 6.3(a) to the extent that the Comfort Systems Group Damages exceed in the aggregate 75% of the Purchase Price.

(c)                                  Time Period.  Any claim for indemnification made under Section 6.2(a) or 6.3(a) for Damages sustained by reason of a breach or inaccuracy of any representation or warranty in Section 4.1 (Organization; Qualification), 4.2 (Authorization; Enforceability), 5.1 (Organization; Qualification) or 5.2 (Authorization; Enforceability) shall be limited to Damages claimed in a written notice delivered prior to the expiration of the applicable federal and state statutes of limitations related to such matters.  Any claim for indemnification made under Section 6.2(a) for Damages sustained by reason of a breach or inaccuracy of any representation or warranty (A) as to title to Assets or (B) in Section 4.8 (Taxes) or 4.23 (Asbestos and Silica Activity) shall not be limited as to time.  Any claim for indemnification made under Section 6.2(a) for Damages sustained by reason of a breach or inaccuracy of any representation or warranty in Section 4.22 (Environmental) shall be limited to Damages claimed in a written notice delivered within ten years after the Closing Date.  Any claim for indemnification made under Section 6.2(a) or 6.3(a) for Damages sustained by reason of a breach or inaccuracy of any representation or warranty shall be limited to Damages claimed in a written notice delivered within two years after the Closing Date.

(d)                                 Fraud.  The limitations set forth in Sections 6.4(a), 6.4(b) and 6.4(c) shall not apply to Damages arising out of fraud.

(e)                                  Receivables Damages.  With respect to the indemnification provisions of Section 6.2(e), the parties agree that to the extent that any ALC Group Indemnitee:

(i)                                    collects all or any portion of any Receivable that has been written off by Seller prior to the Closing Date, then the amount so collected shall be credited against any indemnification amounts owed by the Comfort Systems Group to the ALC Group Indemnitees under this Article VI;

(ii)                                receives an indemnification payment for Receivables Damages in respect of any Receivable, such ALC Group Indemnitee shall assign to the Comfort Systems Group all rights to such Receivable, as well as any associated Encumbrances; and

(iii)                            collects all or any portion of any Receivable for which Seller has previously indemnified such ALC Group Indemnitee or any other ALC Group Indemnitee, such ALC Group Indemnitee shall promptly remit the amount so collected to the Comfort Systems Group.

6.5.                            Notice of Claims.  If any ALC Group Indemnitee or any Comfort Systems Group Indemnitee (each, an “Indemnified Party”) believes that it has suffered or incurred, or will suffer or incur, any Damage for which it is entitled to indemnification under this Article VI, then such Indemnified Party shall notify each party from whom indemnification is being claimed (each, an “Indemnifying Party”), and such notice shall specify the factual basis of the claim in reasonable detail in light of the circumstances then existing.  If any Legal Proceeding is instituted by or against a Third Party with respect to which any Indemnified Party intends to claim any Damages, then such Indemnified Party shall notify each Indemnifying Party of such action or suit.  The failure of an Indemnified Party to give any notice required by this Section 6.5 shall not affect any of such Indemnified Party’s rights under this Article VI or otherwise, except and to the extent that such failure is actually prejudicial to the rights or obligations of any Indemnifying Party.

6.6.                            Third Party Claims.

(a)                                 Notice.  Promptly after receipt by an Indemnified Party of notice of the assertion of a Third Party claim against it, such Indemnified Party shall give notice to each Indemnifying Party of the assertion of such Third Party claim; provided, however, that the failure to notify any Indemnifying Party will not relieve such Indemnifying Party of any liability that it may have to such Indemnified Party, except to the extent that such Indemnifying Party demonstrates that the defense of such Third Party claim is prejudiced by such Indemnified Party’s failure to give such notice.

(b)                                 Assumption of Defense.  If an Indemnified Party gives notice to an Indemnifying Party pursuant to Section 6.6(a) of the assertion of a Third Party claim, then such Indemnifying Party shall be entitled (i) to participate in the defense of such Third Party claim or (ii) to assume the defense of such Third Party claim with counsel reasonably satisfactory to such Indemnified Party unless:  (A) in the case of clause (ii), such Indemnifying Party is also a person against whom the Third Party claim is made and such Indemnified Party determines in good faith that joint representation would be inappropriate because such Indemnifying Party has been reasonably advised by counsel that (1) one or more legal defense are available to it that are different from or additional to those available to such Indemnifying Party or (2) representation by such Indemnifying Party is inappropriate in light of an actual or potential conflict of interest between them; or (B) such Indemnifying Party fails to provide reasonable assurance to such Indemnified Party of its financial capacity to defend, and provide indemnification hereunder with respect to, such Third Party claim.  After notice from such Indemnifying Party to such Indemnified Party of its election to assume the defense of such Third Party claim, such Indemnifying Party shall not, so long as it diligently conducts such defense, be liable to such Indemnified Party under this Article VI for any fees of other counsel or any other expenses with respect to the defense of such Third Party claim, in each case subsequently incurred by such Indemnified Party in connection with the defense of such Third Party claim, other than reasonable costs of investigation.  If an Indemnifying Party assumes the defense of a Third Party claim, no compromise or settlement of such Third Party claim may be effected by such Indemnifying Party without the applicable Indemnified Party’s consent, unless (x) there is no finding or admission of any violation of a Legal Requirement or the rights of any person; (y) the sole relief provided is monetary damages that are paid in full by such Indemnifying Party; and (z) such Indemnified Party shall have no liability with respect to any compromise or settlement of such Third Party claims effected without its consent.  If notice is given to an Indemnifying Party of the assertion of any Third Party claim and the applicable Indemnifying Party does not, within 20 Business Days after receipt of such notice from such Indemnified Party, give notice to such Indemnified Party of its election to assume the defense of such Third Party claim, then such Indemnifying Party will be bound by any determination made in such Third Party claim or any compromise or settlement effected by such Indemnified Party.

(c)                                  Jurisdiction.  Notwithstanding the provisions of Section 8.7, each of the ALC Group and the Comfort Systems Group hereby (i) consents to the nonexclusive jurisdiction of any court in which a proceeding in respect of a Third Party claim is brought against any Indemnified Party for purposes of any claim that such Indemnified Party may have under this Agreement with respect to such proceeding or the matters alleged therein and (ii) agrees that process may be served on the ALC Group or the Comfort Systems Group, as the case may be, with respect to such a claim anywhere in the world.

(d)                                 Cooperation.  With respect to any Third Party claim subject to indemnification under this Article VI, (i) each of the Indemnified Party and the Indemnifying Party shall keep the other person fully informed of the status of such Third Party claim and any related proceedings at all stages thereof where such person is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third Party claim.

(e)                                  Confidential Information; Privilege.  With respect to any Third Party claim subject to indemnification under this Article VI, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges.  In connection therewith, each party agrees that (i) it will use its commercially reasonable efforts, in respect of any Third Party claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third Party claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

6.7.                            Exclusive Remedy.  After the Closing, the parties’ sole and exclusive recourse against each other for any Damages or claim of Damages arising out of or relating to any breach of any representation, warranty, covenant or agreement set forth in this Agreement, any Other Agreement or any other certificate or document delivered in connection herewith or therewith, except for any claim of fraud, shall be expressly limited to the provisions of this Agreement.

ARTICLE VII
DEFINITIONS; CONSTRUCTION

7.1.                            Definitions.  The following terms have the meanings specified below or are defined in the Sections referred to below.  All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP.

“ALC” is defined on page one of this Agreement.

“ALC Group” is defined on page one of this Agreement.

“ALC Group Damages” is defined in Section 6.2.

“ALC Group Indemnitee” is defined in Section 6.2.

“Buyer” is defined on page one of this Agreement.

“Affiliate” means, with respect to any person, any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person.  For purposes of this definition, the term “control” means the possession, directly or indirectly, of more than 50% percent of the voting power of a person.

“Agreement” means this Asset Purchase Agreement, as it may be amended from time to time.

“Asbestos or Silica Activity” is defined in Section 4.23.

“Assets” means, collectively, the Twin Cities Assets and the UES Assets.

“Assumed Liabilities” means, collectively, the Twin Cities Assumed Liabilities and the UES Assumed Liabilities.

“Assumption Agreement” means, collectively, the Twin Cities Assumption Agreement and UES Assumption Agreement.

“Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA, and any other written or unwritten profit sharing, pension, savings, deferred compensation, fringe benefit, insurance, medical, medical reimbursement, life, disability, accident, post-retirement health or welfare benefit, stock option, stock purchase, sick pay, vacation, employment, severance, termination or other plan, agreement, Contract, policy, trust fund or arrangement for the benefit of employees.

“Business” is defined on page one of this Agreement.

“Business Day” means any day other than (a) Saturday or Sunday or (b) any other day on which banks in New York, New York or Houston, Texas are permitted or required by law to be closed.

“Buyer” is defined on page one of this Agreement.

“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., as amended.

“CERCLIS” means the Comprehensive Environmental Response Compensation Liability Information System List under CERCLA.

“Closing” is defined in Section 2.1.

“Closing Balance Sheet” is defined in Section 1.5(a).

“Closing Date” means the date on which the Closing occurs.

“Comfort Systems” is defined on page one of this Agreement.

“Comfort Systems Group” is defined on page one of this Agreement.

“Comfort Systems Name” is defined in Section 3.16.

“Comfort Systems Group Damages” is defined Section 6.3.

“Comfort Systems Group Indemnitee” is defined in Section 6.3.

“Comfort Systems Plan” means any Seller Plan (a) which is maintained or sponsored by Comfort Systems, (b) with respect to which Comfort Systems has or may have Liability or is obligated to contribute, (c) which covers any of the current or former employees of Comfort Systems or their beneficiaries, (d) in which any current or former employees of Comfort Systems or their beneficiaries participated or were entitled to participate or (e) under which any current or former employees of Comfort Systems or their beneficiaries accrue or have accrued any rights.

“Confidential Information” means all of the following information that (a) is disclosed or exchanged in connection with the Contemplated Transactions or (b) is owned or possessed by Seller: (i) all information that is a trade secret under applicable trade secret or other law; (ii) all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, Software and computer software and database technologies, systems, structures and architectures; (iii) all information concerning the business and affairs of the disclosing party (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented), and all information obtained from review of the disclosing party’s documents or property or discussions with the disclosing party regardless of the form of the communication; (iv) all proprietary information of Seller; and (v) all notes, analyses, compilations, studies, summaries and other material prepared by the receiving party to the extent containing or based, in whole or in part, upon any information included in the foregoing; provided, however, that the term “Confidential Information” shall not, with respect to any party, include any information that (A) is already known to such party or to others not bound by a duty of confidentiality, (B) information that is or becomes publicly available through no fault of such party or (C) is independently acquired or developed by such party without violating any of its obligations under this Agreement.

“Consent” means any registration, filing, declaration, application, rights of first refusal or notice to or with any person and any consent, approval, permit, qualification, waiver, waiting period, authorization, or action of or by any person other than a Governmental Body, including any consent, approval, waiver, authorization or other action required under any Contract.

“Contemplated Transactions” means the sale and purchase of the Assets, the assumption of the Assumed Liabilities, and the other transactions contemplated by this Agreement and the Other Agreements.

“Contract” means any agreement, contract, lease (relating to real or personal property), license, indenture, mortgage, instrument, commitment, purchase or sale orders, consensual obligation, promise or obligation or other arrangement or understanding, oral or written, formal or informal, express or implied, whether or not legally binding, to which Seller is a party or by which it or its assets may be affected.

“Damage” means any loss, demand, claim, allegation, assertion, action or cause of action, assessment, damage (including incidental and consequential damages), deficiency, cost, expense, diminution of value, fine, penalty, judgment, award or settlement, whether or not involving a Third Party claim, including reasonable legal fees, interest, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing.

“Defined Benefit Plan” is defined in Section 4.21(e).

“Defined Contribution Plans” is defined in Section 3.9.

“Employee” means all of Seller’s employees who are actively employed primarily in connection with the Business, including those employees who are on temporary leave for purposes of jury duty, vacation, military duty, disability, workers’ compensation or sick leave.

“Encumbrance” means any debt, mortgage, deed of trust, community or marital property interest, equitable interest, pledge, security interest, encumbrance, option, right of first option or refusal, agreement of sale, adverse claim, easement, lien, lease, assessment, restrictive covenant, encroachment, right-of-way, servitude, restriction on use or any other burden, charge or restriction of any kind or nature whatsoever, legal or equitable, or any item similar or related to the foregoing.

“Environment” means soil, land, surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental Law” means all Legal Requirements that relate to (a) the protection of the Environment, natural resources or public or employee health and safety or (b) the production, generation, use, storage, treatment, processing, transportation, disposal or Release of Regulated Materials, including common law trespass, nuisance, property damage and similar common law theories.

“Environmental Liabilities” means, with respect to any person, any Liability of such person arising under any Environmental Law, including those consisting of or relating to any:  (a) duty imposed by, breach of, or noncompliance with, any Environmental Law; (b) environmental, health or safety matters or conditions (including on-site or off-site contamination, occupational safety and health and regulation of Regulated Materials); (c) Environmental Remedial Action undertaken by any person; (d) bodily injury (including illness, disability and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real or personal property), or other Damage of any other person (including any employee or former employee of such person); (e) any injury to, destruction of, or loss of natural resources, or costs of any natural resource damage assessments; (f) Hazardous Activity conducted by such person; and (g) the presence or Release of any Regulated Material at or on any property.

“Environmental Remedial Action” means any and all actions required (a) to investigate, clean up, remediate, remove, treat, contain or in any other way address any Regulated Materials in the Environment, (b) to prevent the Release or threat of Release, or minimize the further Release, of Regulated Materials so they do not migrate or endanger public health or welfare or the indoor or outdoor Environment, and (c) to perform pre-remedial studies and investigations and post-remedial monitoring, maintenance and care.  The term “Environmental Remedial Action” includes any action which constitutes a “removal”, “remedial action” or “response” as defined by Section 101 of CERCLA, 42 U.S.C. §9601(23), (24), and (25), Minn. Stat. §§ 115B.02(16), (17), and (18) and the Solid Waste Disposal Act, Tex. Health & Safety Code Ann. §§ 361.401(5), (6), and (7).

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, and the applicable rulings and regulations under that statute.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the applicable rules and regulations promulgated thereunder.

“Facility” means any real property, leasehold, or other real property interest currently or formerly owned, leased, controlled, used or operated by Seller or any Predecessor and any building, plant, structure or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned, leased, used or operated by Seller, including the Real Property.

“FASB” means the U.S. Financial Accounting Standards Board or its successor.

“Financial Statements” is defined in Section 4.5(b).

“GAAP” means U.S. generally accepted accounting principles.

“Governing Documents” means, with respect to any person who is not a natural person, the certificate or articles of incorporation, bylaws, deed of trust, formation or governing agreement and other charter, organic, organization or governing documents or instruments of such person relating to the creation, formation, organization, management or operation of such person or relating to the rights, duties and obligations of the equity holders of such person.

“Governmental Authorization” means any permit, certificate, license, franchise, privilege, approval, registration and authorization required under, or otherwise made available by or under the authority of, any applicable Legal Requirement.

“Governmental Body” means any nation, state, county, city, town, borough, village, district or other jurisdiction, court, tribunal, government, quasi-governmental authority of any nature, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or instrumentality (federal, state, local or other political subdivision) or any body similar or related to the foregoing.

“Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Regulated Materials in, on, under, about, or from any Facility or any part of any Facility into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses a risk of harm to persons or property on or off any Facility, or that may adversely affect the value of any Facility or Seller.

“HIA Claim” is defined in Section 1.2(a)(xi).

“Holdback” is defined in Section 1.3(c).

“Indebtedness” means, with respect to any person:  (a) all obligations of such person for borrowed money; (b) all obligations of such person evidenced by notes, bonds (including surety or performance bonds), debentures or similar instruments; and (c) all obligations to pay the deferred purchase price of property (other than trade payables), including obligations under any installment sale agreement, deferred purchase price, or earnout payment in connection with any business acquired (regardless of whether such acquisitions were of stock or assets or were pursuant to a merger or reorganization or other similar transaction).

“Indemnified Party” is defined in Section 6.5.

“Indemnifying Party” is defined in Section 6.5.

“Intellectual Property” is defined in Section 4.20.

“Interest” applicable to any amount means interest on such amount until paid at an annual rate equal to the sum of (a) the prime rate as reported by the Wall Street Journal, plus (b) 2%, compounded annually on the basis of a 360-day year consisting of 12 thirty-day months, such rate to change simultaneously with changes in such prime rate.

“Interim Balance Sheet” is defined in Section 4.5(b).

“Interim Balance Sheet Date” is defined in Section 4.5(b).

“IRC” means the U.S. Internal Revenue Code of 1986, as amended, and the applicable rulings and regulations under that statute.

“IRS” means the U.S. Internal Revenue Service and, to the extent applicable, the United States Department of the Treasury.

“Legal Approval” means any registration, filing, declaration, application, rights of first refusal or notice to or with any person and any consent, approval, permit, qualification, waiver, waiting period, authorization, Order or action of or by any Governmental Body, including any consent, approval, waiver, authorization or other action required under any Contract or Governmental Authorization.

“Legal Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative, or informal, public or private) or Order commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Legal Requirement” means any applicable federal, state, municipal, local (or other political subdivision) or administrative law, constitution, statute, code, ordinance, rule, regulation, requirement, standard, policy or guidance having the force of law, treaty, judgment or Order of any kind or nature whatsoever.

“Liability” means, with respect to any person, any and all debt, liability or obligation of such person of any nature, kind, character or description whatsoever, whether or not due or to become due, known or unknown, accrued, unaccrued, fixed, absolute, matured, liquidated, asserted, conditional, secondary, potential, determined, determinable or contingent, executory, liquidated or unliquidated, secured or unsecured, joint or several, vested or unvested and whether or not incurred directly by such person or by any Predecessor of such person, whether or not required to be accrued on the financial statements of such person and whether or not arising out of any act, omission, transaction, circumstance, sale of goods or service, setoff, recoupment, counterclaim or otherwise.

“Listed Hazardous Site” means any site or facility listed or proposed for listing on the National Priority List established pursuant to CERCLA or on any list established by another Governmental Body of sites potentially requiring Environmental Remedial Action.

“Multiemployer Plan” is defined in Section 4.21(f).

“Net Asset Value” is defined in Section 1.4(a).

“Occupational Safety and Health Law” means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any governmental program designed to provide safe and healthful working conditions.

“Order” means any order, award, decision, injunction, judgment, ruling, writ, assessment, decree, determination, subpoena, stipulation or verdict entered, issued, made, or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

“Other Agreement” means any other agreement or document contemplated by this Agreement to be executed and delivered in connection with the transactions contemplated by this Agreement on or before the Closing, including all conveyance documents and instruments.

“PBGC” means the U.S. Pension Benefit Guaranty Corporation.

“PCB Equipment” means PCB equipment as defined in 40 C.F.R Part 761.

“Permitted Encumbrance” is defined in Section 4.11.

“person” means and includes a natural person, a corporation, an association, a partnership, a limited liability company, a trust, a joint venture, an unincorporated organization, a business, a Governmental Body or any other legal entity.

“POC Liability” is defined in Section 1.5(a).

“Post-Balance Sheet Liability” is defined in Section 4.6.

“Predecessor” means any person that may be a predecessor entity or entities to Seller by any legal means, including (a) pursuant to any Legal Requirement, whether by statutory merger, de facto merger, consolidation, combination, division, dissolution, reorganization or otherwise or (b) based on any theory or doctrine of successor liability, whether by statute or at common law.

“Purchase Price” means, collectively, the Twin Cities Purchase Price and the UES Purchase Price.

“Purchase Price Adjustment” means the post-closing adjustment to the Purchase Price set forth in Section 1.4.

“Qualified Plan” is defined in Section 4.21(d).

“Real Property” is defined in Section 4.16.

“Receivables” is defined in Section 4.10.

“Regulated Asbestos Containing Material” means regulated asbestos containing material as defined by 40 C.F.R. §61.141.

“Regulated Material” means:  (a) any hazardous substance as defined by any Environmental Law; (b) any petroleum or petroleum product, oil or waste oil; (c) any asbestos or polychlorinated byphenyls; (d) any hazardous material, toxic substance, toxic pollutant, solid waste, municipal waste, industrial waste, hazardous waste, flammable material, radioactive material, pollutant or contaminant or words of similar meaning and regulatory effect under any applicable Environmental Law; (e) any other chemical, material, or substance to which the exposure, or of which the discharge, emission, disposal or Release, is prohibited, limited or regulated under any applicable Environmental Law; and (f) any mixture, solution, derivative or synthetic substitute of the foregoing.

“Related Party” means (a) Comfort Systems, (b) any Affiliate of Comfort Systems, other than Seller and (c) any officer, director or partner of Comfort Systems or any of its Affiliates.

“Release” means any spill, leak, emission, discharge, deposit, disposal, escape, leach, dump or other release of any Regulated Material into the Environment, whether intentional or unintentional, including the abandonment or discarding of barrels, containers and other receptacles containing any Regulated Material.

“Retained Liabilities” means, collectively, the Twin Cities Retained Liabilities and the UES Retained Liabilities.

“SEC” means U.S. Securities and Exchange Commission.

“Security Right” means, with respect to any security, any option, warrant, subscription right, preemptive right, conversion right, exchange right, proxy, put, call, demand, plan, commitment, agreement, understanding or arrangement of any kind relating to such security, whether issued or unissued, or any other security convertible into or exchangeable for any such security.

“Seller” is defined on page one of this Agreement.

“Seller Group” is defined in Section 4.21(b).

“Seller Plan” is defined in Section 4.21(a).

“Seller’s POC Schedule” is defined in Section 4.5(d).

“Software” means all computer software programs and applications and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.

“SOX” means the Sarbanes-Oxley Act of 2002.

“SPE” means any entity that (a) has a limited business purpose or (b) conducts business solely for the benefit of one entity, including a “variable interest entity” as defined in FASB Interpretation No. 46 Consolidation of Variable Business Entities.

“Subsidiary” means any corporation, partnership, joint venture, limited liability company or other person (a) in which Seller owns, directly or indirectly, more than 20% of the outstanding voting securities or equity interests or (b) of which Seller has, directly or indirectly, the power to direct the business and policies.  For purposes of this definition, the term “indirectly” includes ownership, control or direction through multi-tiered ownership structures (including foreign ownership and venture arrangements), through SPEs, by contract or otherwise.

“Tax” any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of, or compliance with, any Legal Requirement relating to any Tax.

“Third Party” means any person or entity other than Buyer, Seller and their respective Affiliates.

“Third-Party Guaranty Arrangements” is defined in Section 4.5(c).

“Transferring Employees” is defined in Section 3.9.

“Treasury Regulation” means regulations by the U.S. Department of Treasury promulgated under the IRC.

“Twin Cities” is defined on page one of this Agreement.

“Twin Cities Assets” is defined in Section 1.1(a).

“Twin Cities Assumed Liabilities” is defined in Section 1.1(c).

“Twin Cities Assumption Agreement” is defined in Section 1.1(c).

“Twin Cities Plan” means any Seller Plan (a) which is maintained or sponsored by Twin Cities, (b) with respect to which Twin Cities has or may have Liability or is obligated to contribute, (c) which covers any of the current or former employees of Twin Cities or their beneficiaries, (d) in which any current or former employees of Twin Cities or their beneficiaries participated or were entitled to participate or (e) under which any current or former employees of Twin Cities or their beneficiaries accrue or have accrued any rights.

“Twin Cities Purchase Price” is defined in Section 1.1(e).

“Twin Cities Retained Assets” is defined in Section 1.1(b).

“Twin Cities Retained Liabilities” is defined in Section 1.1(d).

“UES” is defined on page one of this Agreement.

“UES Assets” is defined in Section 1.2(a).

“UES Assumed Liabilities” is defined in Section 1.2(c).

“UES Assumption Agreement” is defined in Section 1.2(c).

“UES Plan” means any Seller Plan (a) which is maintained or sponsored by UES, (b) with respect to which UES has or may have Liability or is obligated to contribute, (c) which covers any of the current or former employees of UES or their beneficiaries, (d) in which any current or former employees of UES or their beneficiaries participated or were entitled to participate or (e) under which any current or former employees of UES or their beneficiaries accrue or have accrued any rights.

“UES Purchase Price” is defined in Section 1.2(e).

“UES Retained Assets” is defined in Section 1.2(b).

“UES Retained Liabilities” is defined in Section 1.2(d).

“Workers’ Compensation Liabilities” means all Liability for or arising out of workers compensation from and after the date of first injury, exposure, incidence, event or other occurrence, regardless of when claims, expenses or medical assistance therefrom are made or incurred.  All claims of Workers’ Compensation Liability based on reoccurrences of a previous matter shall relate back to the original injury, exposure, incidence, event or other occurrence.

“Welfare Plans” is defined in Section 3.9.

7.2.                            Construction.  As used in this Agreement, unless a clear contrary intention applies:  (a) references to “Article” or “Section” are to an article or section of this Agreement, and references to “hereunder,” “hereof,” “hereto,” and words of similar import are references to this Agreement as a whole and not to any particular Article, Section or other provision hereof; (b) references to the singular number include the plural number, and vice versa, and references to any gender include each other gender; (c) all “Exhibits” and “Schedules” referred to in this Agreement are to Exhibits and Schedules attached to this Agreement and are incorporated into this Agreement by reference and made a part of this Agreement; (d) ”include”, “includes” and

“including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import; (e) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; (f) the headings of the various Articles, Sections and other subdivisions of this Agreement are for convenience of reference only and shall not modify, define or limit any of the terms or provisions of this Agreement; (g) ”knowledge” of a person means the actual knowledge of such person and the knowledge that a prudent individual could be expected to discover or otherwise become aware of in the course of conducting a reasonable inquiry of the individuals having responsibility for the subject of the inquiry; (h) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and shall include all addenda, exhibits and schedules thereto; and (i) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision.

ARTICLE VIII
MISCELLANEOUS

8.1.                            Costs and Expenses.  Subject to Section 1.5(c), each of the ALC Group and the Comfort Systems Group shall pay its respective expenses, brokers’ fees and commissions.  All transfer, documentary, sales, use and motor vehicle taxes incurred as a result of the transfer of the Assets shall be paid by Buyer.  If this Agreement is terminated, the obligation of each party to pay its own fees and expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

8.2.                            Proration of Expenses.  All accrued expenses associated with the Real Property included in the Assets, such as electricity, gas, water, sewer, telephone, property Taxes, security services and similar items, shall be prorated between Buyer and Seller as of the Closing Date (in accordance with local custom, in the case of real property taxes).  Buyer and Seller shall settle such amounts within 60 days after Closing.

8.3.                            Bulk Sales.  The parties hereto waive compliance with the provisions of any bulk sales law applicable to the Contemplated Transactions.

8.4.                            Further Assurances.  After Closing, without further consideration, each party shall execute and deliver such additional documents and instruments as any other party may reasonably request for the purpose of carrying out this Agreement.

8.5.                            Notices.  All notices given or made in connection with this Agreement shall be in writing.  Delivery of written notices will be effective:  (i) on the fourth Business Day after the date of mailing, if delivered by registered or certified mail, postage prepaid; (ii) upon delivery, if sent by hand delivery; (iii) upon delivery, if sent by prepaid courier, with a record of receipt; or (iv) on the next day after the date of dispatch, if sent by telecopy.  All deliveries shall be made to the following addresses:

(i)	if to the ALC Group or any member thereof, to:

Automated Logic Corporation
One Carrier Place
Farmington, CT 06032
Attention: General Counsel
Telecopy: (860) 674-3262

with a required copy to:
Kirkpatrick & Lockhart Nicholson Graham LLP
Henry W. Oliver Building
535 Smithfield Street
Pittsburgh, PA 15222-2312
Attn: David L. Forney, Esq.
Telecopy: 412-355-6501

(ii)	if to the Comfort Systems Group or any member thereof, to:

Comfort Systems, USA
777 Post Oak Boulevard, Suite 500
Houston, TX 77056
Attention: Chief Financial Officer
Telecopy: (713) 830-9659

with a required copy to:

Ropes & Gray LLP
One International Place
Boston, MA 02110
Attention: Collin J. Beecroft, Esq.
Telecopy: (617) 951-7050

Either party may change the address to which notices (or copies) to it shall be addressed by giving notice of that change to the other parties in accordance with this Section 8.5.

8.6.                            Currency.  All currency references in this Agreement are to United States dollars.

8.7.                            Jurisdiction; Service of Process.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement, the Other Agreements or any Contemplated Transaction may be brought against any party in the state and federal courts in the State of Delaware.  Each party consents to the jurisdiction of these courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to convenience of forum or venue laid in such courts.  Each party agrees that all claims in respect of any proceeding arising out of this Agreement, the Other Agreements or any Contemplated Transaction shall be heard and determined only in any such court and agrees not to bring any such proceeding in any other court.  The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum.  Process in any such proceeding referred to in the first sentence of this section may be served on any party anywhere in the world.

8.8.                            Enforcement.  Each of Buyer and Seller acknowledges and agrees that the other party would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by Buyer or Seller, as the case may be, could not be adequately compensated in all cases by monetary damages alone.  Accordingly, in addition to any other right or remedy to which Buyer or Seller may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

8.9.                            Disclosure Schedules.  The statements in the Schedules, and those in any supplement thereto, relate only to the provisions in the Section of this Agreement to which they expressly relate and not to any other provision in this Agreement.  If there is any inconsistency between the statements in this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules with respect to a specifically identified representation or warranty), the statements in this Agreement will control.

8.10.                     Consideration; Recitals; Governing Law.  The parties acknowledge the mutual receipt and sufficiency of valuable consideration for the formation of the legally binding contract represented by this Agreement, which consideration includes all of the representations, warranties, covenants and obligations contained in this Agreement.  The recitals set forth beginning on page one of this Agreement are incorporated into this Agreement and made a part of this Agreement.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflict of laws doctrines.

8.11.                     Amendment and Waiver; Cumulative Effect.  To be effective, any amendment of this Agreement must be in writing and signed by all the parties and any waiver must be in writing and signed by the party against whom enforcement of the same is sought.  Neither the failure of any party to exercise any right, power or remedy provided under this Agreement or to insist upon compliance by any other party with its obligations under this Agreement, nor any custom or practice of the parties at variance with the terms of this Agreement, shall constitute a waiver by such party of its right to exercise any such right, power or remedy or to demand such compliance.  To the maximum extent permitted by applicable law, (a) no waiver that may be given by a party will be applicable except in the specific instance for which it is given and (b) no notice to or demand on any party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

8.12.                     Entire Agreement; No Third-Party Beneficiaries.  This Agreement and the Schedules and Exhibits set forth a complete and exclusive statement of the promises, covenants, agreements, conditions and undertakings between the parties with respect to the subject matter of this Agreement.  This Agreement supersedes all prior or contemporaneous agreements and understandings, negotiations, inducements or conditions, express or implied, oral or written, between the parties.  Except for the provisions of Sections 6.2 and 6.3 relating to ALC Group Indemnitees and Comfort Systems Group Indemnitees, this Agreement is not intended to confer upon any person other than the parties any rights or remedies under this Agreement.

8.13.                     Severability.  If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any applicable Legal Requirement in any particular respect or under any particular circumstances, then, so long as the economic or legal substance of the Contemplated Transactions is not affected in any manner materially adverse to any party, (a) such term or provision shall nevertheless remain in full force and effect in all other respects and under all other circumstances, and (b) all other terms, conditions and provisions of this Agreement shall remain in full force and effect.  Upon determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the Contemplated Transactions are fulfilled to the fullest extent possible.

8.14.                     Counterparts.  This Agreement may be executed in more than one counterparts, each of which shall be deemed to be an original but all of which together shall be deemed to be one and the same instrument.  The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

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The parties, each intending to be legally bound by this Agreement, have executed this Agreement as of the first date identified in the first sentence to this Agreement.

AUTOMATED LOGIC CORPORATION

By:	/s/ Martin Applebaum
Title: Authorized Representative

AUTOMATED LOGIC CONTRACTING SERVICES, INC.

By:	/s/ Martin Applebaum
Title: President

COMFORT SYSTEMS USA, INC.

By:	/s/ William George
Title: Chief Financial Officer

COMFORT SYSTEMS USA (TWIN CITIES), INC.

By:	/s/ William George
Title: Vice President

UNITED ENVIRONMENTAL SERVICES, LP, by its General Partner, Atlas-Accurate Holdings, LLC

By:	/s/ William George
Title: Vice President